EXECUTED VERSION
EXHIBIT 2.1
STOCK PURCHASE AGREEMENT
BY AND AMONG
T-3 ENERGY SERVICES, INC.,
ENERGY EQUIPMENT CORPORATION,
ENERGY EQUIPMENT GROUP, INC.
AND
THE STOCKHOLDERS OF
ENERGY EQUIPMENT GROUP, INC.

Dated as of October 29, 2007

Schedules

Schedule 3.1	Capital Expenditure Reimbursements; Set Aside Account
Schedule 3.2(e)	Jumper Deployment Patent Applications
Schedule 3.3	Estimated Closing Balance Sheet and Estimated Closing Net Working Capital
Schedule 3.4	Lenders Wire Transfer Instructions
Schedule 5.5	Subsidiaries
Schedule 5.10	Absence of Certain Developments
Schedule 5.11	Taxes
Schedule 5.12	Real Property
Schedule 5.13	Personal Property Leases
Schedule 5.14(a)	Intellectual Property
Schedule 5.14(b)	Intellectual Property Impairments
Schedule 5.14(c)	Intellectual Property Legal Proceedings
Schedule 5.14(d)	Licenses
Schedule 5.14(e)	Intellectual Property Contracts
Schedule 5.14(g)	Manufacturing Drawings
Schedule 5.14(h)	Computer Systems
Schedule 5.14(l)	Rights to Intellectual Property
Schedule 5.15	Assets Necessary for Normal Operations
Schedule 5.16	Material Contracts
Schedule 5.17(a)	Employee Benefit Plans
Schedule 5.17(e)	Compliance with ERISA
Schedule 5.18(a)	Collective Bargaining Agreements
Schedule 5.18(b)	Labor Organizations
Schedule 5.19	Litigation
Schedule 5.20	Permits
Schedule 5.21	Environmental Matters
Schedule 5.22	Insurance
Schedule 5.24	Aged Accounts Receivable
Schedule 5.25	Related Party Transactions

Schedules

Schedule 5.26	Customers and Suppliers
Schedule 5.27	Warranties
Schedule 5.28	Banks
Schedule 5.32	Financial Advisors
Schedule 5.33	Employee Bonuses
Schedule 6.3	No Conflicts
Schedule 8.1(g)	Employment Agreements
Exhibits
Exhibit A — Escrow Agreement
Exhibit B — Opinion of the Sellers’ Counsel

STOCK PURCHASE AGREEMENT
          STOCK PURCHASE AGREEMENT, dated as of October 29, 2007 (the “Agreement”), by and among T-3 Energy Services, Inc., a corporation existing under the laws of the State of Delaware (“Purchaser”), Energy Equipment Corporation, a corporation existing under the laws of the State of Texas (the “Company”), Energy Equipment Group, Inc., a corporation existing under the laws of the State of Delaware (the “Selling Stockholder”), and the stockholders of the Selling Stockholder listed on the signature pages hereof (the “EEG Stockholders” and together with the Selling Stockholder, the “Sellers”).
W I T N E S S E T H:
          WHEREAS, the EEG Stockholders collectively own 816 shares of the common stock, $1.00 par value per share, of the Selling Stockholder, which constitute all of the issued and outstanding shares of capital stock of the Selling Stockholder;
          WHEREAS, the Selling Stockholder owns 1,000 shares of the common stock, $1.00 par value per share (the “Shares”), of the Company, which constitute all of the issued and outstanding shares of capital stock of the Company;
          WHEREAS, the Selling Stockholder desires to sell to Purchaser, and Purchaser desires to purchase from the Selling Stockholder, the Shares for the purchase price and upon the terms and conditions hereinafter set forth;
          WHEREAS, certain terms used in this Agreement are defined in Section 1.1;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Certain Definitions.
          (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. With respect to any natural person, the term “Affiliate” shall additionally mean (1) the spouse or children (including those by adoption) and siblings of such Person; and any trust whose primary beneficiary is such Person, such Person’s spouse, such Person’s siblings and/or one or more of such Person’s lineal descendants, (2) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (3) any Person controlled by or under the common control with any one or more of such Person and the Persons described in clauses (1) or (2) preceding. Each EEG Stockholder shall be an Affiliate of the Selling Stockholder for purposes of this Agreement.
          “Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under state, local or foreign Law.
          “Aged Accounts Receivable” means trade accounts receivable aged beyond one hundred twenty (120) days as of the Closing Date that are listed on Schedule 5.24; provided, however, that for purposes of the definition of Current Assets the following trade accounts receivable shall not constitute “Aged Accounts Receivable”: Invoice No. 42050, dated April 23, 2007, in the amount of $154,228; Invoice No. 42161, dated May 4, 2007, in the amount of $605.21; Invoice No. 42286, dated April 23, 2007, in the amount of $154,240; Invoice No. 42236, dated May 15, 2007, in the amount of $2,269; Invoice No. 42237, dated May 15, 2007, in the amount of $2,269; and Invoice No. 42503, dated May 31, 2007, in the amount of $176,797.10.
          “Annual Revenue” shall mean, for the calendar year in question, gross receipts during such calendar year less returns, discounts, allowances, shipping charges, special handling charges, and any Taxes.
          “Annual Royalty” shall mean: (a) one percent (1%) of Annual Revenue for the applicable calendar year in excess of $25 million but less than $100 million; and (b) one-half percent (0.5%) of Annual Revenue for the applicable calendar year in excess of $100 million.
          “Business Day” means any day of the year on which national banking institutions in Texas are open to the public for conducting business and are not required or authorized to close.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Computer Systems” means all servers, computer hardware, networks, Software, databases, telecommunications systems, interfaces and related systems.
          “Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.
          “Copyrights” mean all copyrights and works of authorship in any media (including computer programs, software, databases and compilations, files, applications, Internet site content, and documentation and related items), whether or not registered, copyright registrations, and copyright applications.
          “Employee Bonuses” means the bonuses paid by the Company to certain of its employees on the Closing Date, immediately prior to the Closing, in the aggregate amount of $5,827,601.99.

          “Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, supplemental environmental projects in lieu of any fines, penalties or sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other Person, human health or safety (to the extent human health or safety relate to exposure to Hazardous Materials), violation of Environmental Law or a Release or threatened Release of Hazardous Materials.
          “Environmental Law” means any foreign, federal, state or local statute, law, rule, regulation, ordinance, Order, rule of common law or other legal requirement, as now or hereafter in effect, in any way relating to: (i) pollution or protection of human health or safety (to the extent human health or safety relate to exposure to Hazardous Materials), natural resources or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata); (ii) Releases or threatened Releases of Hazardous Materials; or (iii) otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, handling, transport or disposal, or arrangement for transport or disposal of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.) the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.
          “Environmental Permit” means any Permit required by Environmental Laws for the operation of the Company and its Subsidiaries.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “GAAP” means generally accepted accounting principles in the United States as of the date hereof.
          “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          “Hazardous Material” means any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including any: (a)

chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof; and (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.
          “Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
          “Intellectual Property” means all intellectual property rights used by the Company and its Subsidiaries arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all Patents, (ii) all Marks, (iii) all Copyrights, (iv) all Trade Secrets, and (v) all Software and Technology of the Company and its Subsidiaries.
          “Intellectual Property Licenses” means (i) any grant to a third Person of any license or right to make, use, sell, offer for sale, make copies or prepare derivatives works under the Intellectual Property of the Company or any of its Subsidiaries and (ii) any grant to the Company or any of its Subsidiaries of a license or right to make, use, sell, offer for sale, make copies, or prepare derivatives works under the Intellectual Property of a third Person.
          “IRS” means the Internal Revenue Service.
          “Jumper Deployment Equipment” shall mean (a) individual ‘pods’ used to store, transport and deploy jumper sections of thermoplastic hose and cable bundles of up to 5,000 meters in length, with the pods attaching with a latch arrangement to a deployment vehicle that is lowered into the water from a vessel; (b) any plug and socket arrangement, normally referred to within the industry as a ‘stab plate,’ primarily composed of a buoyant foam material and used in conjunction with the foregoing; and (c) the deployment vehicle used in conjunction with either of the foregoing items in (a) or (b).
          “Jumper Deployment Patents” shall mean any patent issued that claims priority based on the patent applications filed prior to the Closing Date, namely, the patent applications set forth on Schedule 3.2(e). The Jumper Deployment Patents shall not include patent claims based on subject matter with a priority date after the Closing Date.
          “Jumper Deployment Services” shall mean services rendered using the Jumper Deployment Equipment.
          “Knowledge” or any word of similar import means, with respect to the Company, the actual knowledge after due inquiry of William O’Donnell, Jr. and Cam Hewell, (ii) with respect to each EEG Stockholder, the actual knowledge after due inquiry of such EEG Stockholder (provided, that William O’Donnell, Sr., Walter F. O’Donnell and Jennifer Curry shall satisfy their due inquiry obligation by inquiring of William O’Donnell, Jr. and Cam Hewell) and (iii) with respect to Purchaser, the actual knowledge after due inquiry of Gus Halas, Michael T. Mino and Richard Safier.
          “Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement existing as of the date hereof.
          “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Body.
          “Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.
          “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other similar restriction or limitation.
          “Marks” mean all trademarks, trademark applications, trademark registrations, trade names, fictitious business names (d/b/a’s), service marks, service mark applications, service mark registrations, URL’s, domain names, trade dress, and logos.
          “Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of the Company or the Sellers to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement, the Company Documents or the Seller Documents, other than with respect to clause (i) an effect resulting from (A) an adverse change in general economic or financial market conditions and conditions affecting the industry generally, except in the event, and only to the extent, that such change in conditions has had a disproportionate effect on the

Company or its Subsidiaries as compared to other Persons in the business of designing, manufacturing, repairing and servicing products used in (1) the drilling and completion of new oil and gas wells, (2) the workover of existing wells and (3) the production and transportation of oil and gas used in both onshore and offshore surface and subsurface applications throughout the world, (B) except with respect to the representations and warranties contained in Section 5.3, the transactions contemplated by this Agreement (including the announcement thereof); (C) national or international political or social conditions, including the outbreak or escalation of hostilities involving the United States, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (except, with respect to this clause (C), in the event, and only to the extent, of any damage or destruction to or loss of the Company’s or its Subsidiaries’ physical properties); or (D) changes in any Law.
          “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
          “Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business through the date hereof consistent with past practice.
          “Patents” mean all patents, patent applications, statutory invention registrations, including reissues, divisions, continuations, continuations in part, and reexaminations.
          “Percentage Interest” means (a) with respect to William O’ Donnell, Jr., 52.71%, (b) with respect to William O’Donnell, Sr., 22.79%, (c) with respect to Walter O’Donnell, 9.80%, (d) with respect to Jennifer Curry, 9.68% and (e) with respect to Cam Hewell, 5.02%.
          “Permits” means any approvals, authorizations, registrations, exemptions, consents, licenses, permits, certificates or other approvals granted or issued by a Governmental Body.
          “Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that do not materially interfere with the use and enjoyment of the Company Property so encumbered and that are not resulting from a breach, default or violation by the Company or any of its Subsidiaries of any Contract or Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided, that such regulations have not been violated in any material respect; (v) Liens that will be removed in connection with or prior to the Closing and (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby.

          “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
          “Purchaser Indemnified Taxes” means any and all Taxes, together with any costs, expenses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, examination, litigation or other judicial or administrative proceeding) arising out of, in connection with or incident to the determination, assessment or collection of such Taxes, (a) imposed on the Company or any Subsidiary, or for which it or they may otherwise be liable, with respect to (i) any Taxable period ending on or prior to the Closing Date or (ii) the portion of any Straddle Period (determined in accordance with Section 7.6(c)) ending on the Closing Date, (b) arising out of, in connection with, or related to, a breach of any representation or warranty set forth in Section 5.11 (without giving effect to any materiality or knowledge qualifiers that may be contained therein and without regard to any scheduled items) or covenants set forth in Section 7.6(c) that are the employer’s matching contribution for Social Security, Medicare, and unemployment Taxes payable by the Company or any Subsidiary thereof in respect of any payments made pursuant to Article III as of the Closing Date, (c) of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar state or local law or (d) of any other Person for which the Company or any Subsidiary is or has been liable as a transferee or successor, by contract or otherwise; provided, however, that any such Taxes shall only be Purchaser Indemnified Taxes to the extent the aggregate amount of such Taxes exceeds the Tax Accrual.
          “Release” means any release, spill, emission, leaking, pumping, migrating, injecting, deposit, disposal, discharge, dispersal, or leaching in the indoor or outdoor environment.
          “Remedial Action” means all actions to (i) clean up, abate, cure, correct, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Scheduled Indebtedness” means the aggregate amount of Indebtedness of the Company and its Subsidiaries as of the Closing Date hereof plus any prepayment penalties required in connection with the repayment of such Indebtedness on the Closing Date, which Indebtedness and prepayment penalties have been identified on Schedule 3.4 hereto.
          “Sellers Indemnified Taxes” means any and all Taxes, together with any costs, expenses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, examination, litigation or other judicial or administrative proceeding) arising out of, in connection with or incident to the determination, assessment or collection of such Taxes, (a) imposed on the Company or any Subsidiary, or for which it or they may otherwise be liable, with respect to (i) any taxable period beginning and ending after the Closing Date, (ii) any taxable period ending on or prior to the Closing Date, including the portion of any Straddle Period (determined in accordance with Section 7.6(c)) ending on the Closing Date, but only to the extent such Taxes described in this clause (ii) do not in the aggregate exceed the Tax Accrual or (iii) the portion of any Straddle Period (determined in accordance with Section 7.6(c)) beginning and ending after the Closing Date, or (b) arising out of, in connection with, or related to, a breach by Purchaser of any covenant set forth in Section 7.6.
          “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
          “Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
          “Subsidiary” means any Person (i) of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company, (ii) that is a limited partnership of which the Company, directly or indirectly, owns a majority of the outstanding voting securities or other voting equity interests of the general partner of such Person and (iii) that is a limited liability company and the Company is the manager or managing member of such Person.
          “Tax Accrual” means the aggregate amount of the accruals, reserves and provisions for Taxes reflected in the computation of the Closing Net Working Capital that has become final and binding pursuant to Section 3.3(b).
          “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of its Subsidiaries, or any of their Affiliates.
          “Taxes” means (i) all federal, state, local or foreign taxes, imposts, levies or other assessments, including, without limitation, any unclaimed property or escheat obligations, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties and assessments of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.
          “Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.
          “Technology” means, collectively, all documents, books, and records embodying the Intellectual Property and any other technical information used in the business of the Company and the Subsidiaries, including copies of all manufacturing drawings, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, bill of materials, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, ideas, creations, improvements, customer lists, business plans, marketing studies, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or related to, or are used by the Company or any Subsidiary.
          “Tool and Equipment Loans” means the loans made to employees of the Company pursuant to the Company’s Tool and Equipment Assistance Program, which loans are described in Schedule 5.10.
          “Trade Secrets” mean all trade secrets and confidential information, including but not limited to, all confidential drawings, designs, manufacturing processes, source code, know-how, technology, formulae, customer lists, inventions, and marketing information.
          “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
          (b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

2007 S Corporation Returns	7.6(a)
2008 Texas Franchise Tax Report	7.6(a)
Accounting Fee Reimbursement	3.1
AAA	3.3(b)
Agreement	Recitals
Arbiter	3.3(b)
Balance Sheet	5.8(a)
Balance Sheet Date	5.8(a)
Basket	9.4(a)
Cap	9.4(b)

Term	Section

Capex Reimbursement	3.1
Cash Consideration	3.1
Closing	4.1
Closing Balance Sheet	3.3(a)
Closing Date	4.1
Closing Date Payment	3.2(a)
Closing Net Working Capital	3.3
Closing Net Working Capital Statement	3.3(a)
COBRA	5.17(l)
Common Stock	5.4(a)
Company	Recitals
Company Documents	5.2(a)
Company Marks	7.4
Company Plans	5.17(a)
Company Properties	5.12(a)
Company Property	5.12(a)
Continuing Employees	7.7(a)
Current Assets	3.3
Current Liabilities	3.3
EEG Stockholders	Recitals
Employees	5.17(a)
ERISA Affiliate	5.17(c)
Escrow Account	3.2(b)
Escrow Agent	3.1
Escrow Agreement	3.1
Escrow Amount	3.1
Estimated Closing Balance Sheet	3.3
Estimated Closing Net Working Capital	3.3
Expenses	9.2(a)(iv)
FCPA	5.30
Financial Statements	5.8(a)
Indemnification Claim	9.3(a)
Losses	9.2(a)(i)
Material Contracts	5.16(a)
Multiemployer Plan	5.17(d)
N-Line Valves	7.1(a)
OFAC	5.29
Owned Properties	5.12(a)
Owned Property	5.12(a)
Personal Property Leases	5.13(b)
Protest Letter	3.3(b)
Purchase Price	3.1
Purchase Price Allocation	3.5
Purchaser	Recitals

Term	Section

Purchaser Documents	6.2
Purchaser Indemnified Parties	9.2(a)
Purchaser Undisputed Amount	3.3(a)
Real Property Lease	5.12(a)
Remaining Amount	7.8(b)
Restricted Business	7.1(a)
Restricted Period	7.1(a)
Seller Documents	5.2(b)
Selling Stockholder Indemnified Parties	9.2(b)
Sellers	Recitals
Selling Stockholder	Recitals
Selling Stockholder Undisputed Amount	3.3(b)
Set Aside Account	3.1
Set Aside Account Period	7.8(a)
Set Aside Amount	3.1
Shares	Recitals
Survival Period	9.1
Title IV Plans	5.17(c)
          (c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement the following rules of interpretation shall apply:
          Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
          Days. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
          Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
          Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. The listing (or inclusion of a copy) of a document or other item under one Schedule to a representation or warranty made herein shall be deemed adequate to disclose an exception to a separate representation or warranty made herein only if such listing has sufficient detail that it is reasonably clear that such document or other item applies to such other representation or warranty made herein. Inclusion of information in a Schedule shall not be construed as an admission that such information is material to the business, properties, financial condition or results of operations of the Company or its Subsidiaries. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.
          Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
          Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified, all references to “Exhibits” refer to exhibits to this Agreement, and all references to “Schedules” refer to schedules to this Agreement, which Exhibits and Schedules are attached hereto and made a part hereof for all purposes.
          Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
          Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
          Shall and Will. The words “shall” and “will” have equal force and effect.
          (d) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
SALE AND PURCHASE OF SHARES
          2.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, the Selling Stockholder shall sell, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Selling Stockholder, the Shares.
ARTICLE III
CONSIDERATION
          3.1 Consideration. The aggregate consideration for the Shares shall be (a) an amount in cash equal to $66,833,200 less the amount of the Scheduled Indebtedness (the “Cash Consideration”), subject to adjustment as provided in Section 3.3, (b) an amount of cash in an amount up to $4,000,000 for reimbursement of capital expenditures listed on Schedule 3.1 (the “Capex Reimbursement”), and (c) an amount in cash equal to $255,000 as payment for fees and expenses of Hein & Associates LLP in connection with the audit and review of the financial statements of the Company delivered to Purchaser prior to the date hereof (the “Accounting Fee Reimbursement”) and, together with the Capex Reimbursement and the Cash Consideration, the “Purchase Price”). A portion of the Purchase Price in the amount of $3,400,000 in cash (the “Escrow Amount”) will be delivered by Purchaser to JP Morgan Chase Bank, N.A. (the “Escrow Agent”) to be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement by and among the Escrow Agent, Purchaser and the Sellers, the form of which is attached hereto as Exhibit A (the “Escrow Agreement”). An additional portion of the Purchase Price in the amount of $10,300,000 (the “Set Aside Amount”) will be delivered to a separate account in the name of the Selling Stockholder as set forth on Schedule 3.1 (the “Set Aside Account”) and will be subject to the provisions of Section 7.8.
          3.2 Payment of Purchase Price.
          (a) On the Closing Date, Purchaser shall deliver to the Selling Stockholder the Purchase Price less the Escrow Amount and the Set Aside Amount (the “Closing Date Payment”), which Closing Date Payment shall be paid to the Selling Stockholder by wire transfer of immediately available funds into an account designated by the Selling Stockholder.
          (b) Purchaser agrees to deliver the Escrow Amount to the Escrow Agent at the Closing, by wire transfer or delivery of other immediately available funds for deposit into an escrow account maintained by the Escrow Agent (the “Escrow Account”).
          (c) Purchaser agrees to deliver the Set Aside Amount to the Selling Stockholder, which shall be paid to the Selling Stockholder by wire transfer of immediately available funds into the Set Aside Account.
          (d) Purchaser agrees that, from and after the Closing Date, it will pay to the Selling Stockholder any amounts collected from the Aged Accounts Receivable within ten (10) days of collection by Purchaser or the Company.
          (e) For a period of fifteen (15) years beginning with the calendar year ended December 31, 2008, within sixty (60) days of the end of each such calendar year, Purchaser shall pay to the Selling Stockholder the Annual Royalty based on the Annual Revenues for such calendar year received by Purchaser on the sale of Jumper Deployment Equipment and Jumper Deployment Services that infringe a valid patent claim of a Jumper Deployment Patent. The payment of the Annual Royalty shall be made based solely on patent protection.
          3.3 Post-Closing Date Purchase Price Adjustment. The parties hereto acknowledge that the Purchase Price has been based in part on the Company and its Subsidiaries having an estimated net working capital at Closing of $18,711,900 (the “Estimated Closing Net Working Capital”). The Sellers represent that the estimated consolidated balance sheet of the Company as of the open of business on the Closing Date (the “Estimated Closing Balance Sheet”) and the statement of the Estimated Closing Net Working Capital, derived from the Estimated Closing Balance Sheet, in each case prepared by the Company and delivered to Purchaser, which are attached hereto in Schedule 3.3, were prepared by the Company in accordance with GAAP as if such Estimated Closing Balance Sheet were being prepared and audited as of a fiscal year end (except for the absence of notes and other textual disclosure required by GAAP). Following the Closing, the Purchase Price shall be adjusted as provided herein to reflect the difference between Closing Net Working Capital and the Estimated Closing Net Working Capital. “Closing Net Working Capital” means (i) the consolidated Current Assets of the Company and its Subsidiaries, less (ii) the consolidated Current Liabilities of the Company and its Subsidiaries, determined as of the open of business on the Closing Date. “Current Assets” means cash and cash equivalents, accounts receivable (other than the Aged Accounts Receivable), inventory, deposits and prepaid expenses, but excluding Tax assets and receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their Affiliates, determined in accordance with GAAP. “Current Liabilities” means accounts payable (including bank overdrafts and outstanding check amounts), accrued Tax liabilities (other than deferred Tax liabilities), other current liabilities (including but not limited to, deferred revenue), accrued liabilities and accruals or distributions for estimated Tax payments to the Selling Stockholder, but excluding (i) amounts related to federal income Taxes, income Taxes with respect to any states that follow the federal income tax treatment of the Company as a Qualified Subchapter S Subsidiary or otherwise treat the Company as an entity that is disregarded as a separate entity from the Selling Stockholder and do not subject the Company to entity level state income taxation, and Texas franchise Taxes, (ii) Indebtedness and related interest, determined in accordance with GAAP and (iii) the Employee Bonuses and Taxes related thereto.
          (a) Closing Balance Sheet. Within sixty (60) days following the Closing Date, Purchaser shall deliver to the Selling Stockholder a consolidated balance sheet of the Company as of the open of business on the Closing Date (the “Closing Balance Sheet”), a statement of Closing Net Working Capital derived from the Closing Balance Sheet (the “Closing Net Working Capital Statement”) and accounts receivable and accounts payable aging reports as of the date such reports are delivered to the Selling Stockholder. The Closing Balance Sheet and the Closing Net Working Capital Statement shall be prepared in accordance with GAAP (except for the absence of notes and other textual disclosure required by GAAP). If pursuant to its calculation of the Closing Net Working Capital Purchaser determines that it owes any amount (a “Purchaser Undisputed Amount”) to the Selling Stockholder, Purchaser shall within ten (10) days of the delivery of the Closing Balance Sheet and the Closing Net Working Capital Statement pay such Purchaser Undisputed Amount by wire transfer of immediately available funds to the account(s) designated in writing by the Selling Stockholder. Purchaser shall provide the Selling Stockholder and its designees reasonable access to all materials, records and personnel of the Company necessary for the Selling Stockholder to verify the amount of the Closing Net Working Capital.
          (b) Dispute Procedures. The Closing Balance Sheet and the Closing Net Working Capital Statement (and the computation of Closing Net Working Capital indicated thereon) delivered by Purchaser to the Selling Stockholder shall be conclusive and binding upon the parties unless the Selling Stockholder, within ten (10) days after delivery to the Selling Stockholder of the Closing Balance Sheet and the Closing Net Working Capital Statement, notifies Purchaser in writing (the “Protest Letter”) that the Selling Stockholder disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. If the only matter in dispute is the amount owed by the Sellers to Purchaser in respect of the final adjustment, the Selling Stockholder shall pay the undisputed amount (a “Selling Stockholder Undisputed Amount”), if any, to Purchaser contemporaneously with delivery of the Protest

Letter by wire transfer of immediately available funds to the account designated in writing by Purchaser. In the event a party that is obligated to make a payment pursuant to Sections 3.3(a), 3.3(b) or 3.3(c) fails to make such payment in full on or before the date on which such payment is due, the unpaid amount shall bear interest at the rate specified in Section 3.3(d). The parties shall in good faith attempt to resolve any dispute, in which event the Closing Balance Sheet and the Closing Net Working Capital Statement (and the computation of Closing Net Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement resolving the dispute within twenty (20) days after notice is given by the Selling Stockholder to Purchaser pursuant to the second preceding sentence, the parties shall submit the dispute to a mutually satisfactory partner in the Houston office of one of the big four accounting firms that has no then-existing relationship with either Purchaser or the Selling Stockholder or, if no partner at any such firm will act, to a partner at the Houston office of such other nationally recognized independent accounting firm which is mutually agreeable to the parties (the “Arbiter”) for resolution. If the parties cannot agree on the selection of a partner at an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association (the “AAA”) to appoint such a partner, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than thirty (30) days after acceptance of his or her appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Purchaser and the Selling Stockholder, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Net Working Capital which shall be conclusive and binding on the parties. All proceedings conducted by the Arbiter shall take place in Houston, Texas. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 3.3 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Arbiter (1) shall be borne by Purchaser in the proportion that the aggregate dollar amount of such items so submitted that are successfully disputed by the Selling Stockholder (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (2) shall be borne by the Sellers, jointly and severally, in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Selling Stockholder (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted.
          (c) Payment. Upon final determination of Closing Net Working Capital as provided in this Section 3.3, (A) if Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, the Purchase Price shall be increased by the excess of Closing Net Working Capital over the Estimated Closing Net Working Capital and Purchaser shall promptly, but no later than five (5) Business Days after such final determination, pay the amount of such difference (as reduced by any Purchaser Undisputed Amount paid prior to such date), together with interest thereon from the Closing Date to the date of payment thereof to the Closing, and (B) if Closing Net Working Capital is less than the Estimated Closing Net Working Capital, the Purchase Price shall be decreased by the excess of the Estimated Closing Net Working Capital over Closing Net Working Capital and the Selling Stockholder shall promptly, but no later than five (5) Business Days after such final determination, pay to Purchaser the amount of such difference (as reduced by any Selling Stockholder Undisputed Amount paid prior to such date), together with interest thereon from the Closing Date to the date of payment thereof as determined below.
          (d) Interest. For the purposes of this Section 3.3, interest will be payable at the “prime” rate, as announced by The Wall Street Journal, Eastern Edition, from time to time to be in effect, calculated based on a 365-day year and the actual number of days elapsed.
          3.4 Payment of Scheduled Indebtedness. At the Closing, Purchaser will pay the Scheduled Debt to the applicable lenders by wire transfer in accordance with the instructions set forth on Schedule 3.4 hereto.
          3.5 Purchase Price Allocation. Purchaser and the Sellers recognize that for federal income Tax purposes (including under Treas. Reg. §1.1361-5(b)(3), Example 9) the transactions contemplated by this Agreement will be treated as a purchase of the assets of the Company by Purchaser. Within sixty (60) days after the date on which the computation of the Closing Net Working Capital has become final and binding pursuant to Section 3.3, Purchaser shall deliver to the Selling Stockholder a draft allocation of the Purchase Price, reduced by the Escrow Amount, and the liabilities of the Company among the assets of the Company prepared in accordance with Section 1060 of the Code (the “Purchase Price Allocation”). The Selling Stockholder shall have a period of thirty (30) calendar days after such delivery to review the Purchase Price Allocation and make any objections the Selling Stockholder may have to the Purchase Price Allocation in writing to Purchaser. If no written objections are made within the time period provided above, the Purchase Price Allocation shall be deemed to be accepted and approved by the Selling Stockholder and shall become final and binding on the parties to this Agreement. If written objections to the Purchase Price Allocation are delivered to Purchaser within such thirty (30)-calendar day period, Purchaser and the Selling Stockholder shall attempt to resolve the matter or matters in dispute within twenty (20) calendar days after the delivery of such objections and if such matter or matters in dispute are resolved by mutual agreement of Purchaser and the Selling Stockholder, the Purchase Price Allocation, as adjusted to the extent necessary to reflect such resolution, shall become final and binding on the parties to this Agreement. If a dispute with respect to the Purchase Price Allocation cannot be resolved by Purchaser and the Selling Stockholder within twenty (20) calendar days after the delivery of the Selling Stockholder’s written objections to the Purchase Price Allocation, the specific matters in dispute shall be submitted to the Arbiter in accordance with the procedures set forth in Section 3.3(b). The Arbiter shall render a written report as to the resolution of the dispute and the Purchase Price Allocation, as adjusted to the extent necessary to reflect such resolution, shall be final and binding on the parties to this Agreement. The fees, costs and expenses of the Arbiter shall be borne by Purchaser and the Sellers in the manner provided in Section 3.3(b). Purchaser and the Sellers agree to file all Tax Returns and otherwise report the results of the transactions contemplated by this Agreement consistent with the Purchase Price Allocation that has become final and binding on the parties hereto pursuant to this Section 3.5, and in the event any Taxing Authority disputes such Purchase Price Allocation, the party hereto receiving notice thereof shall promptly notify and consult with the other parties hereto concerning such dispute.

ARTICLE IV
CLOSING
          4.1 Closing Date. The closing of the sale and purchase of the Shares provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P. located at 2500 First City Tower, 1001 Fannin, Houston, Texas 77002 (or at such other place as the parties may designate in writing) at 9:00 a.m. (Houston time) on October 30, 2007 (the “Closing Date”).
          4.2 Deliveries at Closing. At the Closing the Sellers will deliver or cause to be delivered to Purchaser, and Purchaser will deliver or cause to be delivered to the Sellers, the various certificates, instruments and documents required to be delivered pursuant to Article VIII.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE SELLERS
          The Company and the Sellers have delivered to Purchaser the Schedules to this Agreement referred to in this Article V. The Company and the Sellers hereby represent and warrant to Purchaser, except as set forth in the Schedules, that:
          5.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.
          5.2 Authorization of Agreement.
          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Company Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Company Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of the Company. This Agreement and each of the Company Documents has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each of the Company Documents constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          (b) Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Documents, the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of the Sellers. This Agreement and each of the Seller Documents has been duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each of the Seller Documents constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          5.3 Conflicts; Consents of Third Parties.
          (a) None of the execution and delivery by the Company or any Seller of this Agreement, the Company Documents or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company or any Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of the Company or any of its Subsidiaries; (ii) any Contract, or Permit to which the Company or any of its Subsidiaries is a party or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; (iii) any Order of any Governmental Body applicable to the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries or (iv) any applicable Law, except, in the case of clauses (ii), (iii) and (iv), as is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.
          (b) None of the execution and delivery by the Company or any Seller of this Agreement, the Company Documents or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company or any Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default

(with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and bylaws of the Selling Stockholder or any of its Affiliates (other than the Company and its Subsidiaries); (ii) any Contract, or Permit to which any Seller or any of its Affiliates (other than the Company and its Subsidiaries) is a party or by which any of the properties or assets of any Seller or any of its Affiliates (other than the Company and its Subsidiaries) are bound; (iii) any Order of any Governmental Body applicable to any Seller or any of its Affiliates (other than the Company and its Subsidiaries) or by which any of the properties or assets of any Seller or any of its Affiliates (other than the Company and its Subsidiaries) are bound; or (iv) any applicable Law, except, in the case of clauses (ii), (iii) and (iv), as is not, individually or in the aggregate, reasonably expected to materially and adversely affect the ability of any Seller to consummate the transactions contemplated by this Agreement.
          (c) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company, any of its Subsidiaries or any Seller in connection with (i) the execution and delivery of this Agreement, the Company Documents or the Seller Documents, the compliance by the Company or each Seller with any of the provisions hereof, or the consummation of the transactions contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company or any of its Subsidiaries, except for compliance with the applicable requirements of the HSR Act.
          5.4 Capitalization.
          (a) The authorized capital stock of the Company consists of 10,000 shares of common stock, $1.00 par value per share (the “Common Stock”). There are 1,000 shares of Common Stock issued and outstanding and no shares of Common Stock are held by the Company as treasury stock. All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.
          (b) There are 816 shares of common stock, $0.01 par value per share, of the Selling Stockholder issued and outstanding and the EEG Stockholders are the record and beneficial owners of all such shares, free and clear of any and all Liens.
          (c) There is no existing option, warrant, call, right or Contract of any character to which any Seller or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. None of the Sellers nor the Company is a party to any voting trust or other Contract (other than this Agreement) with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of the Company.
          5.5 Subsidiaries. Schedule 5.5 sets forth the name of each Subsidiary of the Company and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each Subsidiary of the Company is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect. Each Subsidiary of the Company has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of each Subsidiary of the Company are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by Company are owned by it free and clear of any and all Liens, other than restrictions on transfer under state, federal and foreign securities Laws and except as set forth in Schedule 5.5. No shares of capital stock are held by any Subsidiary of the Company as treasury stock. There is no existing option, warrant, call, right or Contract to which any Subsidiary of the Company is a party requiring, and there are no convertible securities of any Subsidiary of the Company outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary of the Company or other securities convertible into shares of capital stock or other equity interests of any Subsidiary of the Company. Other than the Subsidiaries of the Company listed on Schedule 5.5, neither the Company nor any of its Subsidiaries has any interests or any security convertible, exercisable or exchangeable into any interest in any Person.
          5.6 Corporate Records.
          (a) The Company has delivered to Purchaser true, correct and complete copies of the certificates of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and bylaws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company and each of its Subsidiaries.
          (b) The minute books of the Company and each Subsidiary previously delivered to Purchaser contain true, correct and complete records of all meetings and accurately reflect all material corporate actions of the stockholders and board of directors (including committees thereof) of the Company and its Subsidiaries. The stock certificate books and stock transfer ledgers of the Company and its Subsidiaries previously made available to Purchaser are true, correct and complete. All stock transfer taxes, if any, levied or payable with respect to all transfers of shares of the Company and its Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed to the extent required by applicable Law.
          5.7 Ownership and Transfer of Shares. The Selling Stockholder is the record and beneficial owner of the Shares, free and clear of any and all Liens (other than restrictions on transfer under state and federal securities Laws) and the Shares are the only assets owned by the Selling Stockholder. The Selling Stockholder has the corporate power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser good and valid title to such Shares, free and clear of any and all Liens (other than restrictions on transfer under state and federal securities Laws).
          5.8 Financial Statements.
          (a) The Selling Stockholder has delivered to Purchaser copies of (i) the audited consolidated balance sheets of the Selling Stockholder and its Subsidiaries as at December 31, 2004, 2005 and 2006 and the related audited consolidated statements of income and of cash flows of the Selling Stockholder and its Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of the Selling Stockholder and its Subsidiaries as at June 30, 2007 and the related consolidated statements of income and cash flows of the Selling Stockholder and its Subsidiaries for the six (6)-month period then ended and for the six (6)-month period ended June 30, 2006 (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied by the Selling Stockholder without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated therein.
          For the purposes hereof, the unaudited consolidated balance sheet of the Selling Stockholder and its Subsidiaries as at June 30, 2007 is referred to as the “Balance Sheet” and June 30, 2007 is referred to as the “Balance Sheet Date.”
          (b) The Company and its Subsidiaries make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their respective assets. The Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP (except with respect to interim financial statements as are subject to normal year end adjustments and the absence of footnotes and other textual disclosure required by GAAP) and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the reported amount of assets reflected in the Company’s and its Subsidiaries’ books, records and accounts is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
          (c) To the Knowledge of the Company and the Sellers, (i) there are no material weaknesses or significant deficiencies in the design or operation of internal controls which could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) there is not any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.
          5.9 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Indebtedness, obligations or Liabilities of any kind other than those (i) fully reflected in,

reserved against or otherwise described in the Financial Statements or the notes thereto or (ii) immaterial to the Company or any Subsidiary and incurred in the Ordinary Course of Business since the Balance Sheet Date.
          5.10 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.10, since the Balance Sheet Date (i) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business in all material respects and (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date:
     (i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Subsidiary having a replacement cost of more than $50,000 for any single loss or $100,000 for all such losses;
     (ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or any Subsidiary;
     (iii) neither the Company nor any Subsidiary has (A) awarded or paid any bonuses to employees of the Company or any Subsidiary with respect to the fiscal year ended December 31, 2006, except to the extent awarded and accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement), (B) agreed to increase the compensation payable or to become payable by it to any of the Company’s or any Subsidiary’s directors, officers, employees, agents or representatives, other than routine salary and hourly wage increases in the Ordinary Course of Business, or (C) agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;
     (iv) there has not been any change by the Company or any Subsidiary in accounting or Tax reporting principles, methods or policies;
     (v) neither the Company nor any Subsidiary has made or rescinded any election relating to Taxes, or settled or compromised any claim relating to Taxes;
     (vi) neither the Company nor any Subsidiary has failed to pay and discharge current liabilities in the Ordinary Course of Business except where disputed in good faith by appropriate proceedings;
     (vii) neither the Company nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any

Seller or any director, officer, partner, stockholder or Affiliate of any Seller, other than expense reimbursements made in the Ordinary Course of Business in accordance with Company policy;
     (viii) neither the Company nor any Subsidiary has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any Subsidiary, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;
     (ix) neither the Company nor any Subsidiary has discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole;
     (x) neither the Company nor any Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole;
     (xi) other than the capital expenditures listed on Schedule 3.1, neither the Company nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $100,000 in the aggregate;
     (xii) neither the Company nor any Subsidiary has issued, created, incurred, assumed or guaranteed any Indebtedness in an amount in excess of $100,000 in the aggregate;
     (xiii) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;
     (xiv) neither the Company nor any Subsidiary has instituted or settled any material Legal Proceeding; and
     (xv) none of the Sellers or the Company has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.10.
          5.11 Taxes.
          (a) All Tax Returns required to be filed by or on behalf of the Company, any Subsidiary, or any Affiliated Group of which the Company or any Subsidiary is or was a member, have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes owed by the Company or any Subsidiary, or for which the Company or any Subsidiary may be liable, have been fully paid when due. There are no Liens (other than Permitted Exceptions) on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.
          (b) The Company and each Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.
          (c) Schedule 5.11 lists all state, local and foreign income Tax Returns filed or required to be filed with respect to the Company and each Subsidiary for the three (3) taxable years ending prior to the Closing Date, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit, and indicates those Tax Returns whose audits have been closed. The Sellers have made available to Purchaser true and complete copies of all income and other material Tax Returns filed by the Company and each Subsidiary during the past three (3) years and all correspondence to the Company or any Subsidiary from, or from the Company or any Subsidiary to, a Taxing Authority relating thereto.
          (d) The Selling Stockholder has in effect a valid and timely filed election to be treated as a S Corporation as defined under section 1361(a)(1) of the Code. The Company has in effect a valid and timely filed election to be treated as a Qualified Subchapter S Subsidiary under section 1361(b)(3)(B) of the Code. Schedule 5.11(d) lists each Subsidiary and accurately indicates whether each such Company is treated as a C corporation, partnership, Qualified Subchapter S Subsidiary or entity disregarded as separate from its owner for United States federal income Tax purposes.
          (e) There are no claims against the Company or any Subsidiary (or any of the assets of the Company or any Subsidiary) for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or, to the Knowledge of the Company or the Sellers, threatened with respect to any Taxes or Tax Returns of or with respect to the Company or any Subsidiary. There are no currently pending or, to the Knowledge of the Company or the Sellers, threatened audits, administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of the Company or any Subsidiary. No claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
          (f) Neither the Company nor any Subsidiary nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Taxing Authority has proposed in writing any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company or any Subsidiary, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Subsidiary, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, or engaged in any transactions that will require the Company or any Subsidiary to include any item of income in, or exclude any item of deduction from, taxable income, including (A) an installment sale or open transaction disposition made on or prior to the Closing Date or (B) a prepaid amount received on or prior to the Closing Date.
          (g) No property owned by the Company or any Subsidiary is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.
          (h) Neither the Company nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.
          (i) Neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any plan or agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Sections 280G of the Code.
          (j) There is no private letter ruling from the IRS or comparable ruling from any other Taxing Authority addressed to the Company or any Subsidiary.
          (k) Neither the Company nor any of the Company’s Subsidiaries (i) has been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than (A) a group in which Company is the common parent, or (B) a combined group for Texas franchise Tax purposes of which the Company is a member, or (ii) has any liability for the Taxes of any Person (other than the Company and the Company’s Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, except for joint and several liability for Texas franchise Taxes of a combined group of which the Company is a member.
          (l) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
          (m) None of the Company or its Subsidiaries has (i) engaged in any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous or similar provision of Law or (ii) has any “excess loss accounts” in respect of the stock of any Subsidiary pursuant to Treasury Regulations Section 1.1502-19, or any analogous or similar provision of Law.

          (n) Neither the Company nor any of its Subsidiaries has consummated, has participated in, or is currently participating in any transaction that was or is a “Tax shelter,” “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder, including, but not limited to, transactions identified by the Internal Revenue Service by notice, regulation or other form of published guidance as set forth in Treasury Regulation Section 1.6011-4(b)(2).
          (o) Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
          (p) Energy Equipment Corporation Limited, a United Kingdom limited corporation that is wholly-owned by the Company, has conducted no business activities prior to the Closing that could in any way require transfer pricing documentation prepared pursuant to Treasury Regulation Section 1.6662-6 (or any similar foreign statutory, regulatory, or administrative provision).
          (q) The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a taxing authority.
          (r) For purposes of this Section 5.11, references to the Company or any Subsidiary of the Company shall be deemed to include any predecessor thereof or any Person from which the Company or such Subsidiary incurs a liability for Taxes by contract or Law.
          5.12 Real Property.
          (a) Schedule 5.12 sets forth a complete list of (i) all real property and interests in real property owned in fee by the Company and its Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property and interests in real property leased by the Company and its Subsidiaries (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor. The Company and its Subsidiaries have indefeasible fee title to all Owned Property, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Schedule 5.12 and (B) Permitted Exceptions. The Company Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Company and its Subsidiaries as the business is currently conducted and which are necessary for the continued operation of the business of the Company and its Subsidiaries as the business is currently conducted. All of the Company Property, buildings, fixtures and improvements thereon owned or leased by the Company and its Subsidiaries are in good operating condition and repair (subject to normal wear and tear). EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, THE COMPANY AND THE SELLERS MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER WHETHER EXPRESSED, IMPLIED OR STATUTORY WITH RESPECT TO THE KIND, SIZE, QUALITY, DESCRIPTION, MERCHANTABILITY, HABITABILITY, CONDITION (OTHER THAN ENVIRONMENTAL CONDITION WHICH IS GOVERNED BY SECTION 5.21), USE OR FITNESS FOR ANY PARTICULAR

PURPOSE OF THE COMPANY PROPERTIES. The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties in the possession of the Company and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.
          (b) The Company and its Subsidiaries have a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Real Property Leases is in full force and effect, and neither the Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Real Property Leases and, to the Knowledge of the Company or the Sellers, no other party is in material default thereof, and no party of the Real Property Leases has exercised any termination rights with respect thereto.
          (c) The Company and its Subsidiaries have all Permits of any Governmental Body necessary for the current use and operation of each Company Property, and the Company and its Subsidiaries have complied with all material conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any Permit.
          (d) There does not exist any actual or, to the Knowledge of the Company or the Sellers, threatened condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Company or any of the Sellers has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.
          (e) None of the Company or any Seller has received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.
          (f) Neither the Company nor any Subsidiary owns or holds, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.
          (g) This Section 5.12 does not relate to environmental matters (which are solely the subject of Section 5.21).
          5.13 Tangible Personal Property.
          (a) The Company and its Subsidiaries have good and marketable title to all of the items of tangible personal property reflected on the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business), free and clear of any and all Liens, other than the Permitted Exceptions. All such items of tangible personal property are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

          (b) Schedule 5.13 sets forth all leases of personal property (“Personal Property Leases”) relating to personal property used in the business of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the properties or assets of the Company or any of its Subsidiaries is bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.
          (c) The Company and each of its Subsidiaries have a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Personal Property Leases is in full force and effect. There is no default under any Personal Property Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company or the Sellers, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Personal Property Leases has exercised any termination rights with respect thereto.
          5.14 Intellectual Property.
          (a) Schedule 5.14(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks, material unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights, owned or filed by the Company or its Subsidiaries. Schedule 5.14(a) lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed. All maintenance fees for issued patents or renewal fees for Patents, Marks, and Copyrights set forth on Schedule 5.14(a) due within ninety (90) days after the Closing Date have been paid and, to the Knowledge of the Company or the Sellers, all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property. To the Knowledge of the Company or the Sellers, there are no actions that must be taken by the Company or a Subsidiary within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Intellectual Property. To the Knowledge of the Company or the Sellers, the Intellectual Property set forth on Schedule 5.14(a) is valid, subsisting and enforceable.
          (b) Subject to the licenses listed on Schedule 5.14(e), the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to the Patents, Marks, and Copyrights set forth on Schedule 5.14(a) free and clear of all Liens, exclusive licenses granted to third parties, and non-exclusive licenses not granted in the Ordinary Course of Business. To the Knowledge of the Company or the Sellers, the Company and its Subsidiaries

own or have a valid license or right to use, license, or sublicense, as the case may be, all Intellectual Property used, licensed or sublicensed by the Company and its Subsidiaries in their businesses as presently conducted, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 5.14(e)). The Intellectual Property owned by or licensed to the Company includes all of the Intellectual Property reasonably necessary for the Company and its Subsidiaries to conduct their businesses as presently conducted.
          (c) To the Knowledge of the Company or the Sellers, the conduct of the business as presently conducted does not infringe upon, misappropriate, dilute, or otherwise violate the Intellectual Property of any third party (including, without limitation, pursuant to any non-disclosure agreements or obligations to which the Company or its Subsidiaries or any of their present or former employees is a party). Except as set forth on the applicable subpart (i)-(iii) of Schedule 5.14(c), (i) there are no pending Legal Proceedings alleging that the Company or its Subsidiaries is infringing, misappropriating or otherwise violating any Intellectual Property of a Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Intellectual Property owned by the Company or its Subsidiaries and used in their business, (ii) the Company and its Subsidiaries have not received any written claim from any Person alleging that the Company or one of its Subsidiaries is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, and, to the Knowledge of the Company or the Sellers, there are no facts or circumstances that would form the basis for any claim; and (iii) to the Knowledge of the Company or the Sellers, no third party in the past four (4) years has orally threatened Legal Proceedings alleging that the Company is infringing or misappropriating any Intellectual Property of a Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Intellectual Property owned by, or licensed to, the Company or its Subsidiaries and used in their business as presently conducted.
          (d) Except with respect to licenses of commercially available off-the-shelf Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.14(d), neither the Company nor any of its Subsidiaries is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant with respect to any Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the businesses of the Company and its Subsidiaries as presently conducted.
          (e) Schedule 5.14(e) sets forth a complete and accurate list of all Contracts to which the Company or its Subsidiaries is a party (i) granting any Intellectual Property Licenses, (ii) containing a covenant not to compete or otherwise limiting its ability to (A) exploit fully any of the Intellectual Property or (B) conduct the business in any market or geographical area or with any Person or (iii) containing an agreement, other than agreements made in the Ordinary Course of Business, to defend or indemnify any other Person against any claim of infringement or misappropriation of Intellectual Property.
          (f) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any Subsidiary is in material default under any Intellectual Property License, nor, to the Knowledge of the Company or the Sellers, is any other party to any Intellectual Property License in material default thereunder, and, to the Knowledge of the Company or the Sellers, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto. The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Intellectual Property Licenses, together with all amendments, modifications or supplements thereto.
          (g) No Trade Secret material to the business of the Company as presently conducted has been authorized to be disclosed or, to the Knowledge of the Company or the Sellers, has been actually disclosed by the Company or its Subsidiaries to any employee or any third party other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret. Except for such failures that would not individually or in the aggregate have a Material Adverse Effect, the Company or its Subsidiaries have taken adequate measures to protect, preserve, and maintain the secrecy, confidentiality and value of all material Trade Secrets of the Company or the Sellers and any other material Trade Secrets licensed to the Company or the Subsidiaries, including invention disclosures and manufacturing drawings, not covered by any Patents owned by the Company or its Subsidiaries, which measures are reasonable in the industry in which the Company and its Subsidiaries operate. The Trade Secrets embodied in the manufacturing drawings used by the Company and its Subsidiaries are owned by the Company and its Subsidiaries. Schedule 5.14(g) sets forth a complete and accurate list, to the Knowledge of the Company or the Sellers, of each Person that has a copy of any of the Company’s manufacturing drawings.
          (h) The Company and its Subsidiaries own or lease all Computer Systems that are necessary for the operations of their business as presently conducted. Except as set forth in Schedule 5.14(h), in the past twelve (12) months, there has been no failure or other material substandard performance of any Computer Systems which has caused any material disruption to the business of the Company or its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps to provide for the back-up and recovery of data and information and have commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. The Company or the Sellers have taken reasonable actions to protect the integrity and security of their Computer Systems and the software information stored thereon from unauthorized use, access, or modification by third parties. To the Knowledge of the Company or the Sellers, the Computer Systems do not currently contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of unauthorized activities.
          (i) To the Knowledge of the Company or the Sellers, no Person is infringing, violating, misusing or misappropriating the Intellectual Property of the Company or its Subsidiaries, and no such claims have been made against any Person by the Company or its Subsidiaries.

          (j) There are no Orders to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound which restrict, in any material respect, the rights to conduct its business as presently conducted or use any of the Intellectual Property owned by the Company or its Subsidiaries.
          (k) The consummation of this transaction as contemplated by this Agreement shall not affect or impair the ownership or the use of the Intellectual Property of the Company or its Subsidiaries, the license or right to use or sublicense Intellectual Property licensed to the Company or Purchaser’s right to own or use any of the Intellectual Property.
          (l) Except as set forth on Schedule 5.14(l), no present or former officer, director, employee or independent contractor has any right, title, or interest, directly or indirectly, in whole or in part, in any Intellectual Property owned or used by the Company or its Subsidiaries. To the Knowledge of the Company or the Sellers, no employee, consultant or independent contractor of the Company or its Subsidiaries is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company or its Subsidiaries, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.
          5.15 Assets Necessary for Normal Operations. Except as set forth on Schedule 5.15, at the Closing Date, the assets of the Company and its Subsidiaries (a) constitute all of the assets necessary or required to permit the Company to carry on the normal operation of business substantially in accordance with past practice and (b) constitute all of the assets of the Company and its Subsidiaries used in the normal operation of business and as conducted since January 1, 2007. The assets of the Company and its Subsidiaries have been maintained in material conformity with industry practice. To the Knowledge of the Company, none of the Company’s Affiliates provides any services to the Company.
          5.16 Material Contracts. (a) Schedule 5.16 sets forth all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (collectively, the “Material Contracts”):
     (i) Contracts with any Seller or any current or former officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries;
     (ii) Contracts with any labor union or association representing any employee of the Company or any of its Subsidiaries;
     (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party;
     (iv) Contracts for the sale of any of the assets of the Company or any of its Subsidiaries other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;
     (v) Contracts for joint ventures, strategic alliances or partnerships;

     (vi) Contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company or any of its Subsidiaries in any line of business or in any geographical area;
     (vii) Contracts relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person;
     (viii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of its assets;
     (ix) Contracts under which the Company or any of its Subsidiaries has made advances or loans to any other Person;
     (x) Contracts providing for severance, retention, change in control or other similar payments;
     (xi) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;
     (xii) Contracts for the provision of goods or services involving consideration in excess of $50,000 annually or $100,000 in the aggregate over the term of the Contract and not terminable by the Company or the applicable Subsidiary upon thirty (30) days’ notice or less;
     (xiii) outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Company or any of its Subsidiaries;
     (xiv) Contracts (or group of related contracts) which involve the expenditure of more than $50,000 annually or $100,000 in the aggregate or require performance by any party more than one (1) year from the date hereof;
     (xv) Contracts involving any royalty payments on Intellectual Property; and
     (xvi) Contracts that are otherwise material to the Company and its Subsidiaries.
          (b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any Subsidiary is in default under any Material Contract, nor, to the Knowledge of the Company or the Sellers, is any other party to any Material Contract in default thereunder, and, to the Knowledge of the Company or the Sellers, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto. The Company has delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.
          5.17 Employee Benefits Plans.
          (a) Schedule 5.17(a) sets forth a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes, is obligated to contribute for current or former employees of the Company or any of its Subsidiaries (the “Employees”) or has any liability (contingent, secondary or otherwise) (collectively, the “Company Plans”).
          (b) Correct and complete copies of the following documents, with respect to each of the Company Plans, have been made available or delivered to Purchaser by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination or opinion letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Company Plans; and (vi) written descriptions of all non-written agreements relating to the Company Plans.
          (c) None of the Company, any of its Affiliates nor any trade or business (whether or not incorporated) that is or was, at any time during the six–year period ending on the date of this Agreement, under common control, or that is or during such six-year period was treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) maintains, ever maintained, contributes to, is obligated to contribute or has any liability (contingent, secondary, or otherwise) with respect to an “employee pension plan” (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 of the Code (the “Title IV Plans”).
          (d) None of the Company, any of its Affiliates nor any ERISA Affiliate contributes to, is obligated to contribute or has any liability (contingent, secondary, or otherwise) with respect to a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)), or a plan described in Sections 4063(a) or 4064(a) of ERISA.
          (e) Except as set forth on Schedule 5.17(e), the Company Plans have been maintained and administered in all material respects in accordance with their terms and with all applicable provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Laws and regulations. Neither the Company (or any of its Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or

Section 406 of ERISA. To the Knowledge of the Company, no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.
          (f) The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts maintained pursuant thereto intended to be exempt from federal income taxation under Section 501 of the Code are so exempt, and nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption or the imposition (individually or in the aggregate) of any material liability, penalty or tax under ERISA or the Code.
          (g) Each Company Plan that is intended to meet the applicable requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements.
          (h) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law, to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on the Balance Sheet.
          (i) No liability under any Company Plan has been funded nor had any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by any other nationally recognized rating agency.
          (j) There are no pending actions, claims or lawsuits that have been asserted or instituted or, to the Knowledge of the Company, threatened against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims).
          (k) All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken or the period for doing so without penalty has not expired.
          (l) None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has materially complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

          (m) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan.
          (n) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan except as may be required by applicable Law.
          (o) No stock or other security issued by the Company or any of its Subsidiaries forms or has formed a material part of the assets of any Company Plan.
          (p) To the Knowledge of the Company, any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income Tax purposes by the Company or any of its Subsidiaries is not an employee for such purposes.
          (q) Each Company Plan may be unilaterally amended or terminated at any time by the Company or a Subsidiary without liability other than for benefits accrued to the date of such amendment or termination.
          5.18 Labor.
          (a) Except as set forth on Schedule 5.18(a), neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees. The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 5.18(a), together with all amendments, modifications or supplements thereto.
          (b) Except as set forth on Schedule 5.18(b), no Employees are represented by any labor organization. No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company or the Sellers, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company or the Sellers, threatened by any labor organization or group of Employees.
          (c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company or the Sellers, threatened against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company or the Sellers, threatened by or on behalf of any Employee or group of Employees.

          (d) There are no complaints, charges or claims against the Company or any of its Subsidiaries pending before any Governmental Body or, to the Knowledge of the Company or the Sellers, threatened, arising out of or in connection with the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. Each of the Company and its Subsidiaries is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for failures to comply that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing.
          5.19 Litigation. Except as set forth in Schedule 5.19, there is no Legal Proceeding pending or, to the Knowledge of the Company or the Sellers, threatened against the Company or any of its Subsidiaries (or to the Knowledge of the Company or the Sellers, pending or threatened, against any of the officers, directors or employees of the Company or any of its Subsidiaries with respect to their business activities on behalf of the Company), or to which any Seller or the Company or any of its Subsidiaries is otherwise a party before any Governmental Body. Except as set forth on Schedule 5.19, neither the Company nor any Subsidiary is subject to any Order. Except as set forth on Schedule 5.19, neither the Company nor any Subsidiary is engaged in any Legal Proceeding to recover monies due it or for damages sustained by it. This Section 5.19 does not relate to employee benefits matters (which are solely the subject of Section 5.17), Tax matters (which are solely the subject of Section 5.11) or environmental matters (which are solely the subject of Section 5.21).
          5.20 Compliance with Laws; Permits.
          (a) The Company and its Subsidiaries are in compliance in all material respects with all Laws of any Governmental Body applicable to its business, operations or assets. Neither the Company nor any Subsidiary has received any written notice of or been charged with the violation of any Laws. To the Knowledge of the Company or the Sellers, neither the Company nor any Subsidiary is under investigation with respect to the violation of any Laws.
          (b) Schedule 5.20 contains a list of all Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted. The Company and its Subsidiaries currently have all Permits which are required for the operation of their respective businesses as presently conducted. None of the Company or any of its Subsidiaries is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Permit to which it is a party, to which its business is subject or by which its properties or assets are bound.
          (c) This Section 5.20 does not relate to employee benefits matters (which are solely the subject of Section 5.17), Tax matters (which are solely the subject of Section 5.11) or environmental matters (which are solely the subject of Section 5.21).

          5.21 Environmental Matters. Except as set forth on Schedule 5.21 hereto:
          (a) the Company and each of its Subsidiaries and their respective businesses, operations, assets, and real properties are and, during the relevant time periods specified in all applicable statutes of limitations, have been in compliance with all Environmental Laws and Environmental Permits;
          (b) all Environmental Permits required under Environmental Laws for operating the Company’s and each of its Subsidiaries’ businesses, assets and real properties as they are currently being operated have been obtained and are currently in full force and effect, and none of the Sellers, the Company or any of its Subsidiaries has received any written notice that any such existing Environmental Permit will be revoked or any pending application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;
          (c) there are no claims, demands, suits, investigations, requests for information, Orders, or proceedings pending or, to the Knowledge of the Company or the Sellers, threatened under Environmental Law against the Company, any of its Subsidiaries, or their respective businesses, operations, assets or real properties and neither the Company nor any of its Subsidiaries has received written notice of alleged violations of, or liability under, under any Environmental Law with respect to their respective businesses, operations, assets, or real properties;
          (d) there has been no Release of Hazardous Materials at, on, under or from any real properties currently or, to the Knowledge of the Company or the Sellers, formerly owned, leased, or operated by the Company or any of its Subsidiaries and there are no Remedial Actions required of the Company or any of its Subsidiaries under any Environmental Laws at such currently owned, leased or operated properties or, to the Knowledge of the Company or the Sellers, formerly owned, leased or operated properties;
          (e) neither the Company nor any of its Subsidiaries has received any written notice asserting an alleged liability or obligation under any Environmental Law with respect to Remedial Actions at any real properties other than the real properties owned, leased, or operated by the Company or any of its Subsidiaries where the Company or any of its Subsidiaries transported or disposed or arranged for the transport or disposal of any Hazardous Materials;
          (f) there has been no exposure of any Person or property to Hazardous Materials in connection with the Company’s or any of its Subsidiaries’ respective businesses or operations that would reasonably be expected to form the basis for a claim for damages or compensation;
          (g) to the Knowledge of the Company or the Sellers, no facts, circumstances, or conditions exist with respect to any of the currently or formerly owned, leased or operated real properties of the Company or any of its Subsidiaries or any offsite real properties where the Company or any of its Subsidiaries have transported or disposed (or arranged transport or disposal of) Hazardous Materials that could reasonably be expected to result in the Company or any of its Subsidiaries incurring unbudgeted Environmental Costs and Liabilities or Liens under Environmental Law; and

          (h) the Sellers, the Company and the Company’s Subsidiaries have delivered to Purchaser complete and correct copies of all environmental site assessment reports and correspondence on alleged environmental matters (including any alleged non-compliance with any Environmental Law or Environmental Permit, any alleged exposure to Hazardous Materials, or any Release or threatened Release of Hazardous Materials) that are in any Seller’s, the Company’s or any of its Subsidiaries’ possession or control and relating to the Company’s or any of its Subsidiaries’ ownership or operation of their respective businesses, assets or real properties.
          5.22 Insurance. The Company and its Subsidiaries have insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law, if any, and all agreements to which the Company or any of its Subsidiaries is a party or by which it is bound. Set forth in Schedule 5.22 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company or any of its Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. Except as set forth on Schedule 5.22, to the Knowledge of the Company or the Sellers, no event relating to the Company or any of its Subsidiaries has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Company or the Sellers, no threat has been made to cancel any insurance policy of the Company or any of its Subsidiaries during such period. Except as noted on Schedule 5.22, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. To the Knowledge of the Company or the Sellers, no event has occurred, including, without limitation, the failure by the Company or any of its Subsidiaries to give any notice or information or the Company or any of its Subsidiaries giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Company or any of its Subsidiaries under any such insurance policies. This Section 5.22 does not relate to employee benefits matters (which are solely the subject of Section 5.17)
          5.23 Inventories. The inventories of the Company and its Subsidiaries are merchantable and fit for the purpose for which they were procured or produced, and are saleable in the Ordinary Course of Business. The inventories of the Company and its Subsidiaries set forth in the Balance Sheet and the Closing Balance Sheet were recorded at the lower of cost or market and were and will be properly stated therein in accordance with GAAP. Adequate reserves have been and will be reflected in the Balance Sheet and the Closing Balance Sheet for obsolete, excess, damaged, slow moving or otherwise unusable inventory, which reserves were calculated in a manner consistent with industry practice and in accordance with GAAP. The inventories of the Company and its Subsidiaries constitute sufficient quantities for the normal operation of business in accordance with past practice.
          5.24 Accounts and Notes Receivable and Payable.
          (a) All accounts and notes receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business consistent with industry practice and are payable on ordinary trade terms. All accounts and notes receivable of the Company and its Subsidiaries reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof. None of the accounts or the notes receivable of the Company and its Subsidiaries (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. Set forth on Schedule 5.24 is a listing of aged accounts and notes receivable as of a date no more than seven (7) days prior to the date hereof.
          (b) All accounts payable of the Company and its Subsidiaries reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.
          5.25 Related Party Transactions. Except as set forth in Schedule 5.25, none of the Sellers or any of their respective directors, officers, partners, stockholders or Affiliates or any director, officer, partner, stockholder or Affiliate of the Company or any of its Subsidiaries (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries, (B) engaged in a business related to the business of the Company or any of its Subsidiaries as the business is currently conducted, or (C) a participant in any transaction to which the Company or any of its Subsidiaries is a party or (ii) is a party to any Contract with the Company or any of its Subsidiaries.
          5.26 Customers and Suppliers.
          (a) Schedule 5.26 sets forth a list of the twenty (20) largest customers and the twenty (20) largest suppliers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2006 and 2005 and for the six (6) months ended June 30, 2007, showing the approximate total sales by the Company and its Subsidiaries to each such customer and the approximate total purchases by the Company and its Subsidiaries from each such supplier, during such period.
          (b) Since the Balance Sheet Date, no customer or supplier listed on Schedule 5.26 has terminated its relationship with the Company or any of its Subsidiaries and, to the Knowledge of the Company or the Sellers, no customer or supplier listed on Schedule 5.26 has notified the Company or its Subsidiaries that it intends to terminate its relationship with the Company or any of its Subsidiaries. To the Knowledge of the Company or the Sellers, there is no reasonable basis to expect that any of the top ten (10) largest customers for the six (6) months ended June 30, 2007 will materially reduce its business with the Company and its Subsidiaries.
          5.27 Product Warranty; Product Liability.
          (a) Except as set forth on Schedule 5.27, each product manufactured, sold or delivered by the Company or any of its Subsidiaries in conducting its business has been in conformity in accordance with industry standards with all applicable product specifications and all applicable express and implied warranties. Neither the Company nor any of its Subsidiaries has any liability for replacement or repair of any such products or other damages in connection therewith other than warranty liabilities arising in the Ordinary Course of Business that are consistent with the historical experience of the Company and its Subsidiaries and for which reserves have been established in the Financial Statements. Neither the Company nor any of its Subsidiaries has sold any products or delivered any services that included a warranty for a period of longer than eighteen (18) months or twelve (12) months after the installation of a product.
          (b) To the Knowledge of the Company or the Sellers, neither the Company nor any of its Subsidiaries has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company or any of its Subsidiaries with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to the Closing.
          5.28 Banks. Schedule 5.28 contains a complete and correct list of the names and locations of all banks in which Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 5.28, no person holds a power of attorney to act on behalf of the Company or any Subsidiary.
          5.29 OFAC. None of the Company, any of its Subsidiaries, nor any director, officer, beneficial owner or employee, or, to the Knowledge of the Company or the Sellers, any agent, other representative or other Affiliate of the Company or any of its Subsidiaries: (1) support or otherwise associate with any Person listed in the annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (2) transact, deal, or associate with any Person named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control (“OFAC”); (3) have a relationship with any terrorist organization; (4) is subject to any U.S. sanctions administered by OFAC; or (5) has taken any actions that could reasonably be expected to cause the Company, any of its Subsidiaries or any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries to be subject to sanctions administered by OFAC.
          5.30 FCPA. Each of the Company, its Subsidiaries, their respective directors, officers, employees, and, to the Knowledge of the Company or the Sellers, each agent, other representative and other Affiliate of the Company and its Subsidiaries has complied with all requirements of the United States Foreign Corrupt Practices Act of 1997, as amended (the “FCPA”). None of the Company, any of its Subsidiaries, or any director, officer, employee or, to the Knowledge of the Company or the Sellers, any agent, other representative or other Affiliate of the Company or any of its Subsidiaries has in the past or will pay, give, or offer to pay or give anything of value to any foreign government official, political party or political candidate, any public international organization official or any other Person with the Knowledge that the payment, promise or gift, in whole or in part, will be passed on to any of the foregoing recipients in order to influence an official act, omission or decision that will assist Purchaser or the Company in obtaining or retaining business or in directing business to any other Person.

          5.31 Commercial Bribery. None of the Company, any of its Subsidiaries, or any director, officer, employee or, to the Knowledge of the Company or the Sellers, any agent, other representative and other Affiliate of the Company or any of its Subsidiaries has or will make, offer or promise to make any payment, transfer of value, gift, donation or undue pecuniary or other advantage (including rebates) whether directly or indirectly to any private individual or commercial entity (including employees, agents, directors and officers of such commercial entity) which have the object, effect or intention of public or commercial bribery (or could reasonably be expected to have such object, effect or intention).
          5.32 Financial Advisors. Except as set forth on Schedule 5.32, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Sellers or the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
          5.33 Payment of Employee Bonuses. Prior to the Closing Date, the Company has authorized the payment of the Employee Bonuses as set forth in detail in Schedule 5.33. The Employee Bonuses will be paid on the Closing Date immediately prior to the Closing. In paying the Employee Bonuses, the Company has fully complied with all withholding, payroll, employment, social security and unemployment Tax requirements.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser hereby represents and warrants to the Company and the Sellers that:
          6.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.
          6.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement and each Purchaser Document has been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Purchaser Document constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          6.3 Conflicts; Consents of Third Parties.
          (a) Except as set forth on Schedule 6.3 hereto, neither of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, nor the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation or Order of any Governmental Body by which Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.
          (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for compliance with the applicable requirements of the HSR Act.
          6.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.
          6.5 Investment Intention. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.
          6.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
ARTICLE VII
COVENANTS
          7.1 Non-Competition; Non-Solicitation; Confidentiality.
          (a) For a period of three (3) years from and after the Closing Date (the “Restricted Period”), no Seller shall, and each Seller shall cause its Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or actively participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the designing, manufacturing, repairing and servicing products used in (i) the drilling and completion of new oil and gas wells, (ii) the workover of existing wells, and (iii) the production and transportation of oil and gas used in both onshore and offshore surface and subsurface applications throughout the world to the extent conducted by the Company or any of its Subsidiaries prior to the Closing (a “Restricted Business”); provided, however, that (i) the restrictions contained in this Section 7.1(a) shall not restrict the acquisition by the Sellers, directly or indirectly, of an aggregate of less than 2% of the outstanding capital stock of any publicly traded company engaged in the Restricted Business, (ii) the provisions of Cam Hewell’s employment agreement related to non-competition shall supersede this Section 7.1(a) to the extent Cam Hewell ceases to be employed by the Company, Purchaser or any of their respective Affiliates prior to the expiration of the Restricted Period and (iii) the Sellers shall not be deemed to be in breach of the provisions of this Section 7.1(a) as a result of their ownership of membership interests in N-Line Valves LLC (“N-Line Valves”); provided, however, with respect to clause (iii), (A) the Sellers shall not increase their ownership stake in, or provide additional capital to, N-Line Valves during the Restricted Period, (B) the Sellers shall not serve as officers, directors or managers of, or otherwise exert control over, N-Line Valves or its operations during the Restricted Period and (C) the Sellers shall use commercially reasonable efforts to assign, sell or transfer their membership interests in N-Line Valves to one or more unaffiliated third parties within one hundred twenty (120) days after the Closing Date. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.
          (b) For a period of three (3) years from and after the Closing Date, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly: (i) cause, solicit, induce or encourage any employees of the Company or its Subsidiaries who are or become employees of Purchaser or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any actual or prospective client, customer, supplier, or licensor of the Company or any of its Subsidiaries (including any existing or former customer of the Company or its Subsidiaries and any Person that becomes a client or customer of the Company or any of its Subsidiaries after the Closing) or any other Person who has a material business relationship with the Company or any of its Subsidiaries, to terminate or modify any such actual or prospective relationship.
          (c) From and after the Closing Date, each Seller shall not and shall cause its Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Trade Secrets used or owned by, or licensed to, the Company or any of its Subsidiaries. No Seller shall have any obligation to keep confidential any Trade Secret to the extent that the Trade Secret is or becomes generally available to the public through no fault of the Sellers or their Affiliates. In the event disclosure of Trade Secret is required by applicable Law or an Order, any Seller intending to make a disclosure shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.
          (d) The covenants and undertakings contained in this Section 7.1 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.1 will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.1. The rights and remedies provided by this Section 7.1 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity. In the event that Purchaser were to seek damages for any breach of this Section 7.1, the portion of the consideration delivered to the Sellers hereunder which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.
          (e) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.1 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.
          7.2 Preservation of Records. The Sellers and Purchaser agree that each of them shall (and shall cause the Company and its Subsidiaries to) preserve and keep the records held by them relating to the respective businesses of the Company and its Subsidiaries for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any Tax matters, any insurance claims by, legal proceedings against or governmental investigations of any Seller, the Company, its Subsidiaries or Purchaser or any of their Affiliates or in order to enable the Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event any Seller or Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.
          7.3 Publicity. None of the Company, any Seller or Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without first consulting with the other parties hereto.
          7.4 Use of Name. The Sellers hereby agree that upon the consummation of the transactions contemplated hereby, Purchaser and the Company shall have the sole right to the use of the name and trademark “Energy Equipment Corporation,” “EEC” and any similar names, service marks, trademarks, trade names, identifying symbols, trade dress, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Company Marks”). The Sellers shall not, and shall not permit their respective Affiliates to, use such name, trademark, service mark, or any variation or simulation thereof or any of the Company Marks. The Sellers shall, and shall cause each of their respective Affiliates to, immediately after the Closing, cease to hold itself out as having any affiliation with the Company or any of its Affiliates.

          7.5 Environmental Matters. The Company and the Sellers shall promptly make all filings required by Environmental Laws as a result of or in furtherance of the transaction contemplated hereunder, including, but not limited to any notifications or approvals required under environmental property transfer Laws. Purchaser shall cooperate in all reasonable respects with the Company and the Sellers with respect to such filings. The Company and the Sellers shall cooperate in all reasonable respects with Purchaser and use its best efforts with respect to all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Company’s or any of its Subsidiaries’ business as currently conducted as a result of the transactions contemplated hereunder.
          7.6 Tax Matters.
          (a) The Selling Stockholder shall (i) cause the Company to be included in the Selling Stockholder’s IRS Form 1120S, U.S. Income Tax Return for an S Corporation, and any state or local income Tax Returns of the Selling Stockholder that require or permit the Company to be included therein, for the taxable year of the Selling Stockholder ending December 31, 2007 (collectively, the “2007 S Corporation Returns”), which 2007 S Corporation Returns will include the Tax items of the Company required to be included therein for the portion of such taxable year ending on the Closing Date (including all deductions or subtractions for the Employee Bonuses and amounts related thereto), and (ii) cause the Company to be included in the Selling Stockholder’s combined Texas franchise tax report due in 2008 for the accounting period ended December 31, 2007 (the “2008 Texas Franchise Tax Report”), which 2008 Texas Franchise Tax Report will include the Tax items of the Company required to be included therein for the portion of such accounting period ending on the Closing Date (including all deductions or subtractions for the Employee Bonuses and amounts related thereto). The Selling Stockholder shall also cause to be prepared any and all other Tax Returns which are required to be filed for, by or on behalf of, or with respect to, the Company or any Subsidiary on or before the Closing Date.
          (b) Except as otherwise provided in Section 7.6(a), with respect to each Tax Return of the Company or any Subsidiary (excluding, for the avoidance of doubt, any Tax Return required to be filed by the Selling Stockholder or any Affiliate thereof that is not the Company or a Subsidiary) covering a taxable period beginning on or before the Closing Date that is required to be filed after the Closing Date, Purchaser shall (i) cause such Tax Return to be prepared, (ii) cause to be included in such Tax Return all Tax items required to be included therein and (iii) cause such Tax Return to be timely filed with the appropriate Taxing Authority. Purchaser will determine the amount of Purchaser Indemnified Taxes with respect to each such Tax Return. Not later than twenty (20) days prior to the due date of each such Tax Return, Purchaser will deliver a copy of such Tax Return, together with a statement of Purchaser Indemnified Taxes with respect to such Tax Return, to the Selling Stockholder, and shall make the Tax workpapers and other information relating to the preparation of such Tax Return available for review by the Selling Stockholder. Within ten (10) days of such delivery, the Selling Stockholder shall deliver to Purchaser a written statement describing any objections to such Tax Return or such statement. If Purchaser and the Selling Stockholder are unable to resolve any such objection within the ten-day period after the delivery of such objections, such Tax Return shall be filed as prepared by Purchaser, as adjusted to the extent necessary to reflect the resolution of any such objections mutually agreed to by Purchaser and the Selling Stockholder, and any remaining objections shall be submitted to the Arbiter for resolution in accordance with the procedures set forth in Section 3.3(b). Not later than five (5) days prior to the due date for the payment of Taxes with respect such Tax Return or, in the event Purchaser and the Selling Stockholder are unable to resolve any objections at least five (5) days prior to such date, five (5) days after the resolution of such objections either by mutual agreement of Purchaser and the Selling Stockholder or by the Arbiter, the Selling Stockholder shall pay to Purchaser the amount of Purchaser Indemnified Taxes shown on such statement with respect to such Tax Return or, in the event the Selling Stockholder has delivered a written statement describing any objections to such Tax Return or such statement, the amount of Purchaser Indemnified Taxes shown on such statement after giving effect to the resolution of such objections either by mutual agreement of Purchaser and the Selling Stockholder or by the Arbiter.
          (c) Proration of Straddle Period. Except as otherwise provided in this Agreement, in the case of Taxes that are payable by the Company or any Subsidiary with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be:
     (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year of the Company or any Subsidiary, as the case may be, (and any partnership in which the Company or any Subsidiary is a partner) ended with (and included) the Closing Date; and
     (ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Company or any Subsidiary, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
          (d) Transfer Taxes. All transfer, documentary, sales, use, stamp, deed, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be borne by Purchaser.
          (e) Cooperation. Subject to the other provisions of this Section 7.6, Purchaser, on the one hand, and the Sellers and the Selling Stockholder, on the other hand, shall cooperate fully, as and to the extent reasonably requested, in connection with (i) the filing of Tax Returns, (ii) any audit, litigation or other proceeding with respect to Taxes and Tax Returns and (iii) the preparation of any financial statements to the extent related to Taxes. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.
          (f) Tax Status. The Sellers, Selling Stockholder and the Company shall take all steps necessary to maintain the federal income Tax treatments as represented in Section 5.11(d) and shall take no actions that would change such federal income Tax treatments prior to Closing.
          (g) Amended Tax Returns and Claims for Refund. Purchaser shall not file any amended Tax Return or claim for refund with respect to the Company or any Subsidiary for any Tax period ending on or before the Closing Date or any Straddle Period without the prior written consent of the Sellers.
          (h) Refunds. If after the Closing Date, the Company, any Subsidiary, Purchaser or any of their Affiliates receives a refund (whether in cash or as a credit against or offset to another Tax) of any Tax attributable to a Tax period (or portion thereof) ending on or before the Closing Date that is not reflected in the computation of the Closing Net Working Capital that has become final and binding pursuant to Section 3.3, Purchaser shall pay the amount of such refund (together with any interest thereon) to the Selling Stockholder within fifteen (15) days after such refund is received, credited or applied as an offset.
          7.7 Employee Matters.
          (a) The employees of the Company who remain in the employment of the Company or an Affiliate of Purchaser following the Closing Date (the “Continuing Employees”) shall for a period of one year following such date receive employee benefits that in the aggregate are substantially comparable, as determined in good faith by Purchaser, to the employee benefits provided to similarly situated employees of Purchaser during such period or the employee benefits provided to such Continuing Employees by the Company prior to the Closing Date.
          (b) Purchaser shall recognize the service of each Continuing Employee as credited by the Company as if such service had been performed with Purchaser (i) for purposes of vesting (but not benefit accrual) under Purchaser’s defined benefit pension plan, if any, (ii) for purposes of eligibility for vacation under Purchaser’s vacation program, if any, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by Purchaser (other than any post-employment health or post-employment welfare plan), if any, (iv) for purposes of eligibility for and vesting in the company matching contribution and profit sharing contribution under Purchaser’s 401(k) savings plan, if any, and (v) unless covered under another arrangement with or of the Company, for purposes of calculating any benefit due the Continuing Employee under Purchaser’s severance plan, if any.
          (c) With respect to any welfare plan maintained by Purchaser in which Continuing Employees are eligible to participate after the Closing Date, Purchaser shall (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Continuing Employees to the extent such conditions and exclusions were satisfied or did not apply to such Continuing Employees under the welfare plans maintained by the Company prior to the Closing Date and (ii) provide each Continuing

Employee with credit for any co-payments, co-insurance amounts, out-of-pocket amounts and deductibles incurred or paid prior to the Closing Date under the Company welfare plans in connection with satisfying any analogous co-payment, co-insurance, out-of-pocket or deductible requirements, to the extent applicable, under any similar plan sponsored by Purchaser.
          (d) The employee listed on Schedule 7.7(d) will get credit for eight (8) years of services under Purchaser’s vacation policy.
          (e) Nothing in this Section 7.7 is intended to, and shall not operate or be construed as (i) requiring Purchaser or any Affiliate of Purchaser, including the Company and its Subsidiaries, to continue the employment of any Continuing Employee or to maintain or continue without change any employee benefit or (ii) an amendment to any employee benefit plan of Purchaser, the Company or any of their Affiliates.
          7.8 Set Aside Account.
          (a) The Selling Stockholder shall hold the Set Aside Amount in the Set Aside Account for a period of eighteen (18) months from and after the Closing (the “Set Aside Account Period”) and, subject to the terms and conditions of this Section 7.8, shall invest the Set Aside Amount in accordance with Section 7.8(e).
          (b) If an Indemnification Claim is made by Purchaser in accordance with the provisions of Article IX prior to the expiration of the Set Aside Account Period (other than an Indemnification Claim related to a breach of Section 7.1 by a Seller), and such amount or a portion thereof is required to be paid or determined to be required to be paid by all or any Seller in accordance with this Agreement, then such payment shall be made to Purchaser by the Selling Stockholder from the Set Aside Account by wire transfer in immediately available funds into an account specified by Purchaser within ten (10) days. The Set Aside Amount less any payments to Purchaser in accordance with this Section 7.8(b) shall be referred to herein as the “Remaining Amount.”
          (c) Upon the expiration of the Set Aside Account Period, the Remaining Amount shall no longer be subject to the restrictions of Sections 7.8(a) and 7.8(d) and may be distributed from the Set Aside Account in any manner deemed appropriate by the Selling Stockholder; provided, however, that if an Indemnification Claim is made by Purchaser prior to the expiration of the Set Aside Account Period and such Indemnification Claim has not been resolved by the parties at the expiration of the Set Aside Account Period, the provisions of this Section 7.8(c) shall only apply to the Remaining Amount less the amount of Indemnification Claim made by Purchaser until such time as the Indemnification Claim is resolved in accordance with the provisions of this Agreement. Upon resolution of such Indemnification Claim in accordance with the provisions of this Agreement, (i) if such Indemnification Claim is resolved wholly or partially in favor of Purchaser then the Selling Stockholder shall pay the amount owed to Purchaser in respect of such Indemnification Claim from the Set Aside Account, and the funds remaining in the Set Aside Account after such payment (if any) may be distributed from the Set Aside Account in any manner deemed appropriate by the Selling Stockholder, and (ii) if such Indemnification Claim is resolved wholly in favor of the Sellers, then the funds in the Set Aside

Account may be distributed from the Set Aside Account in any manner deemed appropriate by the Selling Stockholder.
          (d) During the Set Aside Account Period, the Selling Stockholder may not distribute any funds out of the Set Aside Account, except in accordance with Section 7.8(e). Further, during the Set Aside Account Period, the Selling Stockholder or the Sellers shall cause the Set Aside Amount to be free of all Liens.
          (e) During the Set Aside Account Period, the Set Aside Amount may be invested by the Selling Stockholder in (a) institutional money market funds; (b) United States Treasury securities; (c) municipal and corporate bonds with an Standard & Poor’s rating of AAA having maturities of not greater than five years; (d) direct obligations of, or obligations the principal and interest of which is guaranteed by, the United States or United States government agencies, which are backed by the full faith and credit of the United States having maturities of not greater than five years; and (e) obligations of commercial banks or other financial institutions with not less than $1 billion of capital and surplus having maturities of not greater than five years. Earnings on investments of the Set Aside Amount may be distributed on a quarterly basis so long as (i) at least $10.3 million continues to be held in the Set Aside Account and (ii) the market value of the Set Aside Account’s investment portfolio has not decreased by more than 10%. The Selling Stockholder shall provide Purchaser with an account statement on the last day of each fiscal quarter, beginning with the quarter ending December 31, 2007, during the Set Aside Account Period or for such an extended period as provided in Section 7.8(c), which account statement shall evidence all activity in the account for the prior month.
ARTICLE VIII
CLOSING DELIVERIES
          8.1 Seller Deliveries. At the Closing, the Sellers shall deliver or cause to be delivered to Purchaser:
          (a) Stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;
          (b) A certificate, dated the Closing Date, signed by the Secretary of the Selling Stockholder, attaching certified copies of organizational documents, resolutions and incumbency certifications for each of the Selling Stockholder and the Company and its Subsidiaries;
          (c) Copies of all Permits, consents or approvals of third parties or Governmental Bodies, the granting of which are necessary for the consummation of the transactions contemplated hereby or for the termination of any right, privilege, license, Permit, certificate or agreement of the Company upon the consummation of the transactions contemplated herein;
          (d) Certificates of good standing as of a recent date with respect to the Company issued by the Secretary of State of the State of Texas;

          (e) Payoff letters from each lender relating to the payment in full of the Scheduled Indebtedness at Closing;
          (f) The written resignations of each of the directors of the Company;
          (g) Employment agreements executed by each of the persons listed on Schedule 8.1(g);
          (h) An executed copy of the Escrow Agreement, substantially in the form of Exhibit A, signed by the Selling Stockholder;
          (i) The opinion of Fulbright & Jaworski L.L.P., counsel to the Sellers, in substantially the form of Exhibit B hereto;
          (j) A certificate signed by the Chief Executive Officer and Vice President and Treasurer of the Selling Stockholder to the effect that all amounts due to and from the Company’s Affiliates, directors, employees, officers or stockholders and any of their Affiliates, other than the Tool and Equipment Loans, have been settled in full;
          (k) A certificate of non-foreign status signed by the Chief Executive Officer of the Selling Stockholder that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2); and
          (l) All other documents reasonably requested by Purchaser to be delivered by any Seller in connection with the consummation of the transactions contemplated by this Agreement.
          8.2 Purchaser Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered:
          (a) To the Selling Stockholder:
     (i) The Closing Date Payment by wire transfer of immediately available funds into an account designated by the Selling Stockholder; and
     (ii) The Set Aside Amount by wire transfer of immediately available funds into the Set Aside Account.
          (b) To the Escrow Agent the Escrow Amount by wire transfer of immediately available funds into the Escrow Account;
          (c) To the Escrow Agent and the Selling Stockholder, an executed copy of the Escrow Agreement, substantially in the form of Exhibit A, signed by Purchaser; and
          (d) All other documents reasonably requested by the Selling Stockholder to be delivered by Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE IX
INDEMNIFICATION
          9.1 Survival Provisions. The covenants and agreements of the parties contained herein shall survive the Closing and shall not terminate. The representations and warranties of the parties contained in Articles V and VI of this Agreement shall survive the Closing through and including the eighteen (18)-month anniversary of the Closing Date; provided, however, that (a) the representations and warranties of the Company and each Seller in Sections 5.21, 5.29, 5.30 and 5.31 shall survive the Closing through and including the four-year anniversary of the Closing Date, (b) the representations and warranties of the Company and each Seller set forth in Sections 5.11 and 5.17 shall survive the Closing until the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and (c) the representations and warranties of the Company and each Seller set forth in Sections 5.2 and 5.7 shall survive the Closing and shall not terminate (in each case, the “Survival Period”); provided further, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 9.3(a) before the termination of the applicable Survival Period.
          9.2 Indemnification.
          (a) Without duplication, and subject to the provisions of this Article IX, from and after the Closing, the Sellers hereby agree to jointly and severally indemnify and hold Purchaser, the Company, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:
     (i) any and all losses, liabilities, obligations, damages, costs and expenses (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from the failure of any representation or warranty made by the Sellers or the Company set forth in this Agreement, any Company Document or in any Seller Document, to be true and correct in all respects at the date hereof and at the Closing Date;
     (ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Company or any Seller under this Agreement, any Company Document or any Seller Document; provided, however, that in the event of a breach of Section 7.1 by any Seller, the breaching Seller shall be solely responsible for any Losses attributable to or resulting from such breach and the other Sellers shall not be jointly and severally liable for such breach;
     (iii) any and all Environmental Costs and Liabilities arising out of the ownership or operation of the Company or any of its Subsidiaries or any predecessor thereof (including, without limitation, any real property currently or formerly owned, operated or leased or any offsite real property to where Hazardous Materials were transported or disposed or arranged to be transported or disposed, other than Lots 5-13,

29A-35A on Block 36 in Rosalyn Heights, a subdivision in Harris County, Texas) to the extent existing or occurring on or prior to the Closing Date;
     (iv) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all Losses with respect to which indemnification is provided hereunder;
     (v) any and all Losses attributable to or resulting from any Purchaser Indemnified Taxes; and
     (vi) any and all Losses attributable to or resulting from any matter set forth on Schedule 9.2(a)(vi).
          (b) Without duplication, and subject to the provisions of this Article IX, from and after the Closing, Purchaser hereby agrees to indemnify and hold the Sellers and their respective Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Selling Stockholder Indemnified Parties”) harmless from and against:
     (i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of Purchaser set forth in this Agreement or any Purchaser Document, to be true and correct at the date hereof and at the Closing Date;
     (ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document;
     (iii) any and all Expenses incident to any and all Losses with respect to which indemnification is provided hereunder;
     (iv) any and all Losses attributable to or resulting from any Seller Indemnified Taxes; and
     (v) any and all Losses based upon, attributable to or resulting from the ownership and operation of the business, the Company and any of its Subsidiaries after the Closing Date to the extent that Purchaser is not entitled to be indemnified under Section 9.2(a).
          9.3 Indemnification Procedures.
          (a) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any Person in respect of which payment may be sought under Section 9.2 hereof (regardless of the limitations set forth in Section 9.4) (“Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any

Indemnification Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, it shall within ten (10) days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnified party defends any Indemnification Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Indemnification Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided further, that the indemnifying party shall not be required to pay for more than one such counsel and one local counsel for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Such cooperation shall include the retention and (upon the indemnifying party’s reasonable request) the provision to the indemnifying party of records and information that are reasonably requested by the indemnifying party or that are reasonably relevant to such Indemnification Claim, and making employees available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. Notwithstanding anything in this Section 9.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 9.4(c) and 9.4(d), pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Expenses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.
          (b) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and, subject to the procedures set forth in Section 9.4(c) and 9.4(d), the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.
          (c) The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate its ability to defend such Indemnification Claim was materially prejudiced as a result of such failure.
          9.4 Limitations on Indemnification for Breaches of Representations and Warranties.
          (a) An indemnifying party shall not have any liability under Section 9.2(a)(i) or Section 9.2(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Sections 5.1, 5.2, 5.4, 5.5, 5.7 and 5.11 hereof, exceeds $550,000 (the “Basket”) and, in such event, the indemnifying party shall be required to only pay the amount of all such Losses and Expenses in excess of the Basket.
          (b) None of the Sellers on the one hand, or Purchaser on the other hand, shall be required to indemnify any Person under Section 9.2(a)(i) or 9.2(b)(i) for an aggregate amount of Losses exceeding $13,700,000 (the “Cap”) in connection with Losses related to the breach of any representation and warranty of the Company or any Seller, on the one hand, or Purchaser, on the other hand, in Articles V and VI, respectively, other than for the breach of any representation or Warranty contained in Sections 5.1, 5.2, 5.4, 5.5, 5.7 and 5.11 of this Agreement.
          (c) During the term of the Escrow Agreement, if the Purchaser Indemnified Parties seek an Indemnification Claim pursuant to Section 9.2(a)(i), such Purchaser Indemnified Parties must seek to satisfy such claim solely from the Escrow Amount and the Set Aside Amount; provided, however, that if the Selling Stockholder or any other Seller shall have breached Section 7.8, Purchaser may seek to satisfy its claim from the Sellers, jointly and severally, but subject to the limitations set forth in Section 9.4(f) below; provided further, that if the Selling Stockholder shall fail to make any payment determined to be owed by it in accordance with Section 3.3, Purchaser has recovered such amount against the Escrow Amount, and an Indemnification Claim exceeds the aggregate amount remaining in the Escrow Account and the Set Aside Account, Purchaser may seek to satisfy the remaining portion of its Indemnification Claim in an amount up to the amount determined to be owed by the Selling Stockholder under Section 3.3 from the Sellers, jointly and severally, subject to the limitations set forth in Section 9.4(f) below.
          (d) During the Set Aside Account Period but subsequent to the expiration of the term of the Escrow Agreement, if the Purchaser Indemnified Parties seek an Indemnification Claim pursuant to Section 9.2(a)(i), such Purchaser Indemnified Parties must seek to satisfy such claim solely from the Set Aside Amount; provided, however, that if the Selling Stockholder or any other Seller shall have breached Section 7.8, Purchaser may seek to satisfy its claim from the Sellers, jointly and severally, but subject to the limitations set forth in Section 9.4(f) below; provided further, that if the Selling Stockholder shall fail to make any payment determined to be owed by it in accordance with Section 3.3, Purchaser has recovered such amount against the Escrow Amount, and an Indemnification Claim exceeds the aggregate amount remaining in the Set Aside Account, Purchaser may seek to satisfy the remaining portion of its Indemnification Claim in an amount up to the amount determined to be owed by the Selling Stockholder under Section 3.3 from the Sellers, jointly and severally, subject to the limitations set forth in Section 9.4(f) below.
          (e) After Closing and subject to the requirements of Sections 9.4(c) and 9.4(d), any Purchaser Indemnified Party may satisfy any Indemnification Claim (other than an Indemnification Claim related to a breach of Section 7.1 by a Seller) at the sole discretion of such Purchaser Indemnified Party, from payments of such Indemnification Claim out of the Escrow Amount in accordance with the terms of the Escrow Agreement. If the Selling Stockholder owes Purchaser a payment pursuant to Section 3.3(c) and shall fail to make such payment in the time period provided in Section 3.3(c), Purchaser may, in its sole discretion, satisfy such payment, together with interest thereon calculated in accordance with Section 3.3(d) from the Closing Date to the date of payment, from payments of such amount out of the Escrow Account in accordance with the terms of the Escrow Agreement.
          (f) The Sellers shall not be required to indemnify the Purchaser Indemnified Parties pursuant to this Article IX in an aggregate amount exceeding the Purchase Price (as adjusted pursuant to Section 3.3) and none of the individual EEG Stockholders shall be required to indemnify the Purchaser Indemnified Parties pursuant to this Section 9.2(a)(i) in an aggregate amount exceeding such EEG Stockholder’s Percentage Interest multiplied by 20% of the Purchase Price (as adjusted pursuant to Section 3.3).
          (g) For purposes of calculating Losses hereunder, any materiality or material adverse effect qualifications in the representations, warranties, covenants and agreements shall be ignored.
          (h) The Sellers shall have no recourse against the Company or its Subsidiaries or their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Indemnification Claims asserted by Purchaser Indemnified Parties.

          9.5 Tax Treatment of Indemnity Payments. The Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.
          9.6 Exclusive Remedies; No Third Party Beneficiaries.
          (a) The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement, and the parties expressly disclaim that they are owed any duties not expressly set forth in this Agreement. Other than in the case of fraud or willful or intentional breach, (i) the remedies of the parties specifically provided for by this Agreement shall be the sole and exclusive remedies of the parties for any breach of the terms and provisions hereof (including any representations and warranties set forth herein) and any matters relating hereto, and (ii) except for the remedies provided under this Agreement, the parties hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any tort claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
          (b) This Agreement is solely for the benefit of the parties hereto, the Purchaser Indemnified Parties and the Selling Stockholder Indemnified Parties and their successors and assigns permitted under this Agreement, and no provision of this Agreement shall be deemed to confer upon any other Persons any remedy, claim, liability, reimbursement, cause of action or other right except as expressly provided herein. This Agreement may only be enforced against the parties hereto and their successors and assigns permitted under this Agreement.
          (c) All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties hereto, and no officer, director, partner, manager, equityholder, employee or Affiliate of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including a representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement).
          9.7 Other Matters.
          (a) Any liability for indemnification under this Article IX shall be determined without duplication of recovery (i) by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or (ii) to the extent the Loss is accounted for in determining any adjustment to the Purchase Price under Section 3.3.

          (b) The amount of any Losses for which indemnification is provided under this Article IX shall be reduced by any amounts actually recovered from an unaffiliated third party (net of costs and expenses in seeking such recovery) by the indemnified party under insurance policies and arrangements with respect to such Losses.
          (c) Notwithstanding any other provision of this Agreement, no indemnified party shall be entitled to recover from a party hereto any consequential, incidental, special or punitive damages; provided that any consequential, incidental, special or punitive damages recovered by a third party from a party entitled to indemnification under this Article IX shall be included in the Losses recoverable by such indemnified party hereunder.
ARTICLE X
MISCELLANEOUS
          10.1 Expenses. Except as otherwise provided in this Agreement, the Sellers and Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses. The Selling Stockholder shall, on behalf of the Company, pay any and all expenses incurred by the Company in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, including any broker commissions and fees and expenses of legal counsel.
          10.2 Specific Performance. The Company and the Sellers acknowledge and agree that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Company and the Sellers under this Agreement, including, without limitation, the Selling Stockholder’s obligation to sell the Shares to Purchaser, shall be enforceable by a decree of specific performance issued by any court referenced in Section 10.3(a), and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.
          10.3 Submission to Jurisdiction; Consent to Service of Process; Arbitration.
          (a) Subject to Section 10.3(b), the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in Harris County, Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, with the exception of disputes arising out of or relating to the Closing Balance Sheet or the Closing Net Working Capital Statement (which shall be governed by Section 3.3), and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          (b) Subject to Sections 7.1 and 10.2, any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort of statute), with the exception of disputes arising out of or relating to the Closing Balance Sheet or the Closing Net Working Capital Statement (which shall be governed by Section 3.3) shall be resolved by a binding arbitration, to be held in Houston, Texas pursuant to the Federal Arbitration Act and in accordance with the then-prevailing International Arbitration Rules of the AAA. The language of the arbitration shall be English. The AAA shall select three neutral arbitrators. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrators shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the tribunal of three arbitrators be constituted as expeditiously as possible following the submission of the dispute to arbitration. Once such tribunal is constituted and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days after submission of the dispute to arbitration. The arbitrators shall render their final award within sixty (60) days, subject to extension by the arbitrators upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. Each party will, upon written request of the other party, promptly provide the other with copies of all documents and information relevant to the issues raised by any claim or counterclaim. At the request of a party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrators deem such additional discovery relevant and appropriate. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. The arbitrators will state in writing the factual and legal basis for the award. The arbitral tribunal shall not be empowered to award exemplary or punitive damages, and the parties waive any right they may have to recover such damages from one another. The decision of the arbitrators in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court referenced in Section 10.3(a), but entry of such judgment will not be required to make such award effective. Any action against any party hereto ancillary to arbitration pursuant to Section 10.3(a) (as determined by the arbitrators), including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may be brought in any court referenced in Section 10.3(a), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such court over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

          (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.6.
          10.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.
          10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such state.
          10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
          If to the Company or any of the Sellers, to:
Energy Equipment Group, Inc.
c/o Fulbright & Jaworski L.L.P.
1301 McKinney Street
Suite 5100
Houston, Texas 77010
Fax:(713) 651-5246
Attention: Charles D. Powell
          With a copy (which shall not constitute notice) to:
Fulbright & Jaworski L.L.P.
1301 McKinney Street

Suite 5100
Houston, Texas 77010
Fax: (713) 651-5246
Attention: Charles D. Powell
          If to Purchaser, to:
T-3 Energy Services, Inc.
7135 Ardmore Street
Houston, Texas 77054
Phone: 713-996-4136
Facsimile: 713-996-4123
Attention: Richard Safier
          With a copy (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
2500 First City Tower
1001 Fannin Street
Houston, Texas 77002
Facsimile: 713-615-5725
Attention: Douglas E. McWilliams
          10.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
          10.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Company, the Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Shares and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the business. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires. No assignment shall release the assigning party of its obligations and liabilities under this Agreement.
          10.9 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchaser shall have any liability for any obligations or liabilities of Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
          10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

T-3 ENERGY SERVICES, INC.

By:	/s/ Michael T. Mino

	Name:	Michael T. Mino
	Title:	Vice President and Chief Financial Officer

ENERGY EQUIPMENT CORPORATION

By:	/s/ Robert C. Hewell, Jr.

	Name:	Robert C. Hewell, Jr.
	Title:	President and Treasurer

ENERGY EQUIPMENT GROUP, INC.

By:	/s/ Robert C. Hewell, Jr.

	Name:	Robert C. Hewell, Jr.
	Title:	Vice President and Treasurer

STOCKHOLDERS OF ENERGY EQUIPMENT GROUP, INC.
/s/ William O’Donnell, Sr.
William O’Donnell, Sr.

/s/ William O’Donnell, Jr.
William O’Donnell, Jr.

/s/ Walter F. O’Donnell
Walter F. O’Donnell

/s/ Jennifer Curry
Jennifer Curry

/s/ Robert C. Hewell, Jr.
Robert C. Hewell, Jr.

Signature Page to Stock Purchase Agreement

Exhibit A
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (“Escrow Agreement”) is made and entered into as of October 29, 2007, by and among Energy Equipment Group, Inc., a Delaware corporation (“Party A”), T-3 Energy Services, Inc., a Delaware corporation (“Party B”, and together with Party A, sometimes referred to collectively as the “Parties”), and JPMorgan Chase Bank, N.A. (the “Escrow Agent”). Any capitalized term not defined herein shall have the meaning given to such term in the Stock Purchase Agreement (defined below).
WHEREAS, pursuant to that certain Stock Purchase Agreement dated the date hereof (the “Stock Purchase Agreement”) by and among Party A, Party B, Energy Equipment Corporation, a Texas corporation (“EEC”) and the stockholders of Party A (the “Party A Stockholders” and together with Party A, the “Sellers”), Party B has purchased all of the issued and outstanding shares of capital stock of EEC from Party A; and
WHEREAS, the Sellers have (i) made certain covenants, representations and warranties in the Stock Purchase Agreement and have agreed to indemnify Party B for certain Losses, Environmental Costs and Liabilities and Expenses as provided in Article IX of the Stock Purchase Agreement; and (ii) agreed to pay the shortfall between the Closing Net Working Capital and the Estimated Net Working Capital, if any, in accordance with the provisions of Section 3.3 of the Stock Purchase Agreement (the matters covered in clauses (i) and (ii) together, the “Potential Claims”); and
WHEREAS, the Parties have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.
2. Escrow Fund. Simultaneous with the execution and delivery of this Escrow Agreement, Party B is depositing with the Escrow Agent the sum of $ 3,400,000 (the “Escrow Fund”) in accordance with Section 3.2(b) of the Stock Purchase Agreement. All interest, dividends, distributions or other earnings on or in respect of the Escrow Fund less any agency fees (described in Section 3) associated with the transactions that generate such interest, dividend distributions or other earnings (collectively, “Earnings”) shall not become part of the Escrow Fund. The Escrow Agent shall distribute, on a monthly basis to the account directed by Party A, all Earnings accrued on the Escrow Fund. The Escrow Agent shall hold the Escrow Fund and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Fund as directed in Section 3.
3. Investment of Escrow Fund. During the term of this Escrow Agreement, the Escrow Fund may be invested by the Escrow Agent in (a) a JPMorgan Chase Bank, N.A. money market account, (b) a trust account with JPMorgan Chase Bank, N.A. or (c) a money market mutual fund

Exhibit A

(separately specified in writing), including without limitation a JPMorgan fund or any other mutual fund for which the Escrow Agent or any affiliate of the Escrow Agent serves as investment manager, administrator, shareholder servicing agent and/or custodian or subcustodian, notwithstanding that (i) the Escrow Agent or an affiliate of the Escrow Agent receives fees from such funds for services rendered, (ii) the Escrow Agent charges and collects fees for services rendered pursuant to this Escrow Agreement, which fees are separate from the fees received from such funds, and (iii) services performed for such funds and pursuant to this Escrow Agreement may at times duplicate those provided to such funds by the Escrow Agent or its affiliates; or such other investments as shall be directed in writing by the Parties and as shall be acceptable to the Escrow Agent. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and will be executed through JPMorgan Asset Management (“JPMAM”), in the investment management division of JPMorgan Chase. Unless otherwise instructed in writing by the Parties, the Escrow Agent shall invest the Escrow Fund in selection (b) above.
Subject to principles of best execution, transactions shall be effected on behalf of the Escrow Fund through broker-dealers selected by JPMAM. In this regard, JPMAM seeks to attain the best overall result for the Escrow Fund, taking into consideration quality of service and reliability. An agency fee will be assessed in connection with each transaction. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments to a Party under this Escrow Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of any investment made pursuant to the terms of this Escrow Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. Receipt, investment and reinvestment of the Escrow Fund shall be confirmed by the Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by the Parties to the Escrow Agent within 30 calendar days after receipt thereof. Failure to inform the Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety.
4. Payment for Claims.
     (a) If Party B should demand payment in writing from the Escrow Agent of any specified amount claimed by it under the Stock Purchase Agreement for any Potential Claim to be chargeable against the Escrow Fund, Party B shall give written notice of such Potential Claim and the amount thereof, along with detailed payment instructions, to Party A at the address set forth herein. Immediately thereafter Party B shall provide to the Escrow Agent at the address set forth herein a copy of such written notice and detailed payment instructions along with evidence that Party A received the written notice, which evidence, as specified in Section 11, shall be a written confirmation of receipt of personal hand delivery, a written confirmation of facsimile transmission or a written confirmation of receipt of overnight courier delivery.
     (b) Within ten (10) days from the date on which Party A receives such written notice from Party B, Party A shall either (i) instruct the Escrow Agent in writing to pay the amount of

Exhibit A-2

such Potential Claim or (ii) deliver written notice not to pay the Potential Claim pending resolution of any dispute with respect thereto in accordance with the applicable dispute resolution provisions of the Stock Purchase Agreement. Party A will simultaneously deliver a copy of such instructions or notice, as the case may be, to Party B. If Party A fails to provide Escrow Agent with written instructions specified in clause (i) or (ii) within ten (10) days from the date on which Party A receives from Party B, the written notice specified in Section 4(a) Escrow Agent shall, as soon as practicable, make payment of the claim to Party B from the Escrow Fund.
     (c) The Escrow Agent shall, as soon as practicable following receipt of Party B’s notice pursuant to Section 4(a) and Party A’s instructions pursuant to Section 4(b)(i) to pay such Potential Claim, make payment of the claim to Party B from the Escrow Fund.
     (d) If Party A instructs the Escrow Agent within such ten (10) day period provided in Section 4(b) not to pay the Potential Claim, the Escrow Agent shall continue to hold the portion of the Escrow Amount subject to such Potential Claim, pending
     (i) joint written direction from Party A and Party B; or
     (ii) upon receipt of written instructions signed by Party B and accompanied by a written determination or award of the arbitrators made pursuant to the provisions of Sections 3.3 or 10.3 of the Stock Purchase Agreement; or
     (iii) until the Escrow Agent has received an order as to its disposition from a court of competent jurisdiction as provided in Section 14.
     (e) Notwithstanding the other provisions of this Section 4, upon receipt of a joint written direction of Party A and Party B to release any funds then currently held in the Escrow Fund, the Escrow Agent shall immediately release such funds pursuant to the terms of such directive.
     (f) For the avoidance of doubt, the Escrow Agent shall have no liability with respect to any provision of the Stock Purchase Agreement which sets forth obligations or limitations of liability that the other parties to the Purchase Agreement have to each other, without regard to any action to be taken by or refrained from by the Escrow Agent. Except as contemplated herein, the Escrow Agent shall have no obligation to investigate, inquire, examine or assist in any manner whatsoever, the Parties’ compliance with the terms of this Escrow Agreement that incorporate by reference provisions of the Stock Purchase Agreement that apply to the other Parties’ obligations or limitations of liability to each other that do not relate to the obligations of the Escrow Agent under this Escrow Agreement.
5. Disposition and Termination. Subject to the provisions of Section 4 hereof, on October 29, 2008 (the “Final Distribution Date”), the Escrow Agent shall distribute the Escrow Fund, less the aggregate amount up to the balance of the Escrow Fund of all pending but unresolved claims by the Purchaser Indemnified Parties against the Sellers for Potential Claims pursuant to the Stock Purchase Agreement, to Party A, pursuant to a joint written direction of

Exhibit A-3

Party A and Party B. Party B hereby agrees that it shall execute a written direction to the Escrow Agent on or prior to the Final distribution Date authorizing and directing the Escrow Agent to release on the Final Distribution Date all amounts in the Escrow Fund other than the aggregate amount up to the balance of the Escrow Fund of all then pending but unresolved claims by the Purchaser Indemnified Parties against the Sellers for indemnification pursuant to the Stock Purchase Agreement. Any amounts remaining in the Escrow Fund after the Final Distribution Date shall continue to be held and shall be released by the Escrow Agent in accordance with the provisions of this Escrow Agreement. The Escrow Agent shall have no duty to release any amounts in the Escrow Fund until it has received such written direction executed by Party A and Party B. Upon delivery of the full amount of the Escrow Fund by the Escrow Agent, this Escrow Agreement shall terminate, subject to the provisions of Section 9.
6. Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Fund. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either of the Parties. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from either of the Parties which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be jointly directed otherwise in writing by the Parties or by a final order or judgment of a court of competent jurisdiction. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Exhibit A-4

7. Succession. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 10 days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses this Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act. The Escrow Agent’s sole responsibility after such 10-day notice period expires shall be to hold the Escrow Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate. If the Parties have failed to appoint a successor escrow agent prior to the expiration of ten (10) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.
8. Compensation and Reimbursement. The Parties agree jointly and severally to pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 1 attached hereto, and pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney’s fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Escrow Agreement.
9. Indemnity. The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the “indemnitees”) from and against any and all loss, liability or expense (including the fees and expenses of in house or outside counsel and experts and their staffs and all expense of document location, duplication and shipment, but excluding the normal administrative and other costs associated with acting as an escrow agent, for which the Escrow Agent shall be compensated in accordance with Section 7) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions from Party A and Party B, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.
10. Account Opening Information/Taxpayer Identification Numbers (“TINs”).
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

Exhibit A-5

For accounts opened in the US:
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, we will ask for information that will allow us to identify relevant parties.
Taxpayer Identification Numbers (“TINs”).
Party A and Party B have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. Party A and Party B each represent that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms, as well as in the Substitute IRS Form W-9 set forth on the signature page of this Escrow Agreement.
Party A and Party B further represent to the Escrow Agent that any portion of the principal amount of the Escrow Fund that may be delivered to Party A pursuant to this Escrow Agreement represents a portion of the purchase price for shares of stock of a Qualified Subchapter S Subsidiary.
Party A shall provide the Escrow Agent on or before the effective date of the Escrow Agreement and at appropriate times thereafter, including prior to any disbursement, a detailed schedule indicating the allocation of such disbursement from the Escrow Fund among (i) principal delivered to Party A, (ii) imputed interest to be reported to Party A on IRS Form 1099-INT or 1042S, or (iii) Original Issue Discount (“OID”) to be reported to Party A on IRS Form 1099-OID, and/or (iv) the portion of the Escrow Fund delivered to Party B, along with the relevant payee tax information, documentation, and proportionate interest thereof. The Escrow Agent shall report to the IRS and any other taxing authority as required by law based upon the information so provided, or in the absence of such timely information, to Party A, except with respect to any portion of the Escrow Fund delivered to Party B. The Escrow Agent shall be entitled to rely on such information provided by Party A and shall not be responsible for and shall be indemnified by Party A for any additional tax, interest or penalty arising from the inaccuracy or late receipt of such information.
In addition, all Earnings earned under this Escrow Agreement shall be allocated to Party A and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Fund by Party A whether or not said income has been distributed during such year. Any other tax returns required to be filed will be prepared and filed by Party A with the IRS and any other taxing authority as required by law, including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). Party A and Party B acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting or withholding with respect to the Escrow Fund or any income earned by the Escrow Fund. Party A and Party B further acknowledge and agree that any taxes payable from the Earnings shall be paid by Party A. The Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

Exhibit A-6

11. Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received:
(i) when delivered personally by hand (with written confirmation of receipt);
(ii) when sent by facsimile (with written confirmation of transmission); or
(iii) one Business Day (as hereinafter defined) following the day sent by overnight courier
(with written confirmation of receipt).

If to Party A	Energy Equipment Group, Inc.
c/o Fulbright & Jaworski L.L.P.
Attn: Chuck D. Powell
1301 McKinney Street
Suite 5100
Houston, Texas 77010
Fax No.: 713-651-5246

With copy to:	Alicia L. Goodrow
Phillips & Reiter, PLLC
1300 West Sam Houston Parkway
Suite 340
Houston, Texas 77042
Fax No.: 713-784-6806

If to Party B	T-3 Energy Services, Inc.
7135 Ardmore Street
Houston, Texas 77054
Attention: Richard Safier
Fax No.: 713-996-4123

If to the Escrow Agent	JPMorgan Chase Bank, N.A.
712 Main Street, 5th Floor South, TX2 S037
Houston, Texas 77002
Attention: May Ng, Escrow Services
Fax No.: (713) 216-6927
Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to this Section 11, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.
12. Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or

Exhibit A-7

otherwise, the Escrow Agent is authorized and required to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 2 hereto (“Schedule 2”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule 2. The undersigned is authorized to certify that the signatories on Schedule 2 are authorized signatories. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 2, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the executive officers of each of Party A and Party B (“Executive Officers”), which shall include the title of Vice President, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Party A or Party B to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The Parties acknowledge that these security procedures are commercially reasonable. Party A and Party B agree that repetitive or standing settlement instructions will be effective as the funds transfer instructions of Party A and Party B, whether or not authorized, if such settlement instructions are verified pursuant to the security procedure provided herein or such other security procedure that the Escrow Agent, Party A and Party B may agree to.
13. Miscellaneous. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 6, without the prior consent of the other parties. This Escrow Agreement shall be governed by and construed under the laws of the State of Texas. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in Harris County, Texas. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising out of or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.
14. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or

Exhibit A-8

enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding whether such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed by their duly authorized officers as of the day and year first above written.

Exhibit A-9

PURCHASER:

T-3 ENERGY SERVICES, INC.

By:

	Name:	Michael T. Mino
	Title:	Vice President and Chief Financial Officer

COMPANY:

ENERGY EQUIPMENT CORPORATION

By:

	Name:	Robert C. Hewell, Jr.
Title:

ESCROW AGENT:
JPMORGAN CHASE BANK, N.A.
By:

Name:

Title:

SELLER:

ENERGY EQUIPMENT GROUP, INC.

By:

	Name:	Robert C. Hewell, Jr.
Title:
Signature Page to Escrow Agreement

Exhibit B
Opinion of Fulbright & Jaworski
     (i) The Selling Stockholder is validly existing as a corporation in good standing under the laws of the State of Delaware.
     (ii) The Selling Stockholder has the corporate power and authority to enter into and perform its obligations under the Agreement and the Seller Documents.
     (iii) The Company is validly existing as a corporation in good standing under the laws of the State of Texas.
     (iv) The Company has the corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and to enter into and perform its obligations under the Agreement.
     (v) The Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted by the Company or the ownership of properties makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect.
     (vi) The Agreement and each of the Seller Documents has been (A)(1) duly authorized, executed and delivered by the Selling Stockholder and (2) duly executed and delivered by each of the EEG Stockholders to the extent any of such Persons is a party, and (B) is a valid and binding agreement enforceable against each of the Sellers in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable Laws and except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles.
     (vii) No consent, approval, authorization or other Order of, or registration or filing with, any court or other Governmental Body, is required for the execution, delivery and performance of the Agreement, or the Seller Documents, or consummation of the transactions contemplated thereby, except such as have already been obtained or completed.
     (viii) The execution, delivery and performance of the Agreement and the Seller Documents by the Company and the performance by the Company, of its obligations thereunder, (A) will not result in any violation of the provisions of the articles of incorporation or by-laws of the Company; (B) will not conflict with, constitute a breach of, or default under any material agreement of the Company identified on Exhibit A hereto; and (C) to our knowledge, will not result in any violation of any Law or regulation applicable to the Company.
     (ix) The execution, delivery and performance of the Agreement and the Seller Documents by the Selling Stockholder and the performance by the Selling Stockholder, of its obligations thereunder, (A) will not result in any violation of the provisions of the articles of incorporation or by-laws of the Selling Stockholder; (B) will not conflict with, constitute a breach of, or default under any material agreement of the Selling Stockholder identified on
Exhibit B

Exhibit B hereto; and (C) to our knowledge, will not result in any violation of any Law or regulation applicable to the Selling Stockholder.
     (x) To our knowledge there are no legal or governmental proceedings pending or threatened to which the Company or any Seller is or may become a party which would materially and adversely affect the ability of the Company or any Seller to consummate the transactions contemplated by the Agreement.

Exhibit B-2